Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PERSEUS INTERMEDIATE, INC.,

PERSEUS MERGER SUB, INC.,

BIOVENTUS LLC, solely with respect to Section 7.15,

BIONESS INC.,

ALFRED E. MANN LIVING TRUST, AS STOCKHOLDER REPRESENTATIVE,

AND

MANN GROUP, LLC,

with respect to Sections 1.8, 1.10, 1.11, 1.13, 4.5, 4.8, Article V, Article VI and Article VII

Dated as of March 30, 2021

2.28	Anti-Corruption; Anti-Bribery; Anti-Money Laundering	44
2.29	Customers and Suppliers	44
2.30	Environmental Matters	45
2.31	Opinion of Financial Advisor	45
2.32	Complete Copies of Materials	45
2.33	Anti-Takeover Statute Not Applicable	45

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46

3.1	Organization and Standing	46
3.2	Authority	46
3.3	No Conflict; Required Filings and Consents	46
3.4	No Prior Merger Sub Operations	46
3.5	Brokers	47
3.6	Payment of Purchase Price; Solvency	47
3.7	Non-Reliance	47

ARTICLE IV ADDITIONAL AGREEMENTS		48

4.1	Conduct Prior to the Effective Time	48
4.2	Termination of Retirement Plan or Programs	48
4.3	Tax Matters	48
4.4	D&O Insurance	50
4.5	Director and Officer Liability; Indemnification	50
4.6	Representation and Warranty Insurance Coverage	51
4.7	Repayment of Company and Company Subsidiary Debt	51
4.8	PPP Loan	51
4.9	Arrangements and Agreements	52
4.10	Stockholder Representative	52

ARTICLE V SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		53

5.1	Survival of Representations, Warranties and Covenants	53
5.2	Indemnification	53
5.3	Limitation on Recourse	54
5.4	Limitations; Remedy	55
5.5	Indemnification Claims	56

ARTICLE VI PRE-CLOSING TERMINATION OF AGREEMENT		58

6.1	Pre-Closing Termination	58
6.2	Effect of Termination	58

ARTICLE VII GENERAL PROVISIONS		58

7.1	Notices	58
7.2	Interpretation; Rules of Construction	60
7.3	Confidentiality	61
7.4	Public Disclosure	62
7.5	Counterparts	62
7.6	Entire Agreement; Assignment	62
7.7	Waiver of Conflicts; Privilege	63
7.8	Amendment	63
7.9	Severability	64
7.10	Specific Performance and Other Remedies	64
7.11	No Third Party Beneficiaries	64

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7.12	Governing Law	64
7.13	Exclusive Jurisdiction	64
7.14	Waiver of Jury Trial	65
7.15	Bioventus Guaranty	65

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description

Annex A	Certain Defined Terms
Annex B	Sample Working Capital Calculation

Exhibit	Description

Exhibit A	Stockholder Consent
Exhibit B	Certificate of Merger
Exhibit C	R&W Insurance Policy
Exhibit D	Form of Letter of Transmittal

Schedule	Description

Schedule 1.8(c)	Contingent Bonus Pool
Schedule 1.14(a)(ii)	Notices
Schedule 1.14(a)(iii)	Agreements with Management
Schedule 4.5	Releases of directors and officers
Schedule 4.9(a)	Termination of Interested Party Agreements

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 30, 2021, by and among Perseus Intermediate, Inc., a Delaware corporation (“Parent”), Perseus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bioventus LLC, a Delaware limited liability company (“Bioventus”), solely for purposes of Section 7.15, Bioness Inc., a Delaware corporation (the “Company”), Alfred E. Mann Living Trust, as the Stockholder Representative (the “Stockholder Representative”), and Mann Group, LLC, a Delaware limited liability company (the “Mann Group”), for the purposes of Sections 1.8, 1.10, 1.11, 1.13, 4.5, 4.8, Article V, Article VI and Article VII. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

RECITALS

A. The Board of Directors of the Company (the “Board”) believes that it is advisable and in the best interests of the Company, its stockholders and its others residual claimants that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and, in furtherance thereof, has approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

B. Parent is a wholly owned subsidiary of Bioventus. Bioventus is a subsidiary of and managed by Bioventus Inc., a Delaware corporation (“Bioventus Parent”). The respective Boards of Directors of Bioventus, Parent and Merger Sub believe that it is advisable and in the best interests of Parent and Merger Sub and their respective stockholders that Parent and Merger Sub enter into this Agreement and the Merger and, in furtherance thereof, has approved this Agreement and the Transactions.

C. Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement immediately following the approval of the Board of Directors of Merger Sub and execution of this Agreement.

D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Agreement and the Transactions.

E. Immediately following the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, the Company shall obtain and deliver to Parent a true, correct and complete copy of an executed action by written consent evidencing the adoption of this Agreement and the approval of the Transactions in the form attached hereto as Exhibit A (the “Stockholder Consents”) signed by the holders of Company Capital Stock representing at least the amount required pursuant to and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Charter Documents (such consents of such Stockholders when obtained, the “Requisite Stockholder Vote”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, a Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. The closing of the Merger (the “Closing”) will take place via the exchange of documentation electronically on the date hereof as soon as practicable after the execution of this Agreement and after the satisfaction or waiver of the conditions set forth in Section 1.14 (other than those conditions that by their nature will not be satisfied until the Closing, but subject to satisfaction or waiver of such conditions). The date on which the Closing occurs is herein referred to as the “Closing Date.” At the Closing, the parties will cause the Merger to be consummated by executing and filing (a) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL, and (b) such other filings with the Secretary of State of the State of Delaware as are necessary to effect the Merger. The Merger will become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at a later date and time, if any, agreed to by the parties and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Certificate of Merger and as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided by applicable Law, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent and agreed by the Company prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, to be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Bioness Inc.”

(b) Unless otherwise determined by Parent and agreed by the Company prior to the Effective Time, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (other than any express references to the name of Merger Sub in such bylaws, which shall be deemed to be amended to refer to the Surviving Corporation) to be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the parties shall take all requisite actions so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Officers of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the parties shall take all requisite actions so that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

1.6 Effect of Merger on the Capital Stock of Merger Sub and the Company.

(a) Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, each share of Company Capital Stock (excluding, for the avoidance of doubt, Dissenting Shares and shares of Company Capital Stock held by the Company, which shall be treated as provided for in Section 1.6(b)) issued and outstanding immediately prior to the Effective Time, will be cancelled, retired and cease to exist, and in accordance with Section 1.8(a) and Section 1.8(c), shall automatically be converted into the right to receive a pro rata share of the Common Merger Consideration, subject to the terms and conditions of this Agreement.

(b) Cancellation of Company Owned Stock. At the Effective Time and by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled, retired and cease to exist and no consideration shall be delivered in exchange therefor.

(c) Capital Stock of Merger Sub. At the Effective Time and by virtue of the Merger and without any action on the part of Parent, Merger Sub and the Company, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and held by a Stockholder that has not voted in favor of or consented in writing to the Merger, and who has not waived appraisal rights in connection with the Merger and who properly demands appraisal for such shares pursuant to and in accordance with Section 262 of the DGCL (together the “Dissenting Shares”) shall not be converted into the right to receive the consideration to which such Stockholder is entitled pursuant to Section 1.6(a) unless and until such Stockholder fails to perfect or otherwise waives, withdraws or loses such Stockholder’s right of appraisal under applicable Law or a court of competent jurisdiction determines that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL. The holder of any Dissenting Shares shall only be entitled to such rights as are provided by the DGCL. If, after the Effective Time, such Stockholder fails to perfect or otherwise waives, withdraws or loses such Stockholder’s right of appraisal or a court of competent jurisdiction determines that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, each share of Company Capital Stock held by such Stockholder will be deemed to have been converted as of the Effective Time into the right to receive the pro rata share of the Common Merger Consideration to which such Stockholder is entitled pursuant to Section 1.6(a) without interest thereon.

(b) The Company shall not, except with the prior written consent of Stockholder Representative, make any payment with respect to, or settle or offer to settle, any written demands received by the Company for appraisal of shares of Company Capital Stock pursuant to the DGCL or waive any failure to timely deliver a written demand for appraisal rights or timely take any other action to perfect appraisal rights in accordance with the DGCL. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Stockholder Representative in advance and shall not be presented to any Stockholder prior to the Company receiving Stockholder Representative’s written consent. Promptly following the Effective Time, the Company, as the surviving corporation in the Merger, shall send to any Stockholder who did not provide a written consent as part of the Requisite Stockholder Vote, the notices contemplated by Sections 228 and 262 of the DGCL, together with material information related thereto as required by Delaware law, each such notice in form and substance reasonably satisfactory to Parent.

1.8 Payments at Closing.

(a) Parent to Pay Merger Consideration. At the Closing, Parent will pay $45,000,000, plus the Estimated Purchase Price Adjustment (which, for the avoidance of doubt, may be a negative number) (the “Closing Purchase Price”), to be distributed as follows and in the following order:

(i) Parent will pay all Company Debt (other than the Related Party Debt and the First PPP Loan) by wire transfer of immediately available funds to each of the applicable lenders (including one-half (1/2) of the amount of the Second PPP Loan, which shall be placed in escrow with the PPP Lender according to the terms of Section 4.8);

(ii) Parent will pay the Third Party Expenses by wire transfer of immediately available funds to each of the applicable vendors or other parties (to the extent applicable); and

(iii) Parent will pay to the Paying Agent (or the Company on behalf of the holders of the Vested Option Shares) for further distribution according to the terms of this Agreement and the Paying Agent Agreement to the holders of the Fully Diluted Shares (for the avoidance of doubt, including holders of the Vested Option Shares) in cash equal to their pro rata share of $5,000,000, which the Company has calculated to be $0.146 per share of Company Capital Stock held by holders of the Fully Diluted Shares, less, in the case of Vested Option Shares, the exercise price thereof, in each case without interest thereon (and, together with the Contingent Common Consideration, the “Common Merger Consideration”); and

(iv) Parent will disburse any remaining portion of the Closing Purchase Price (after the payment of the foregoing items) to reduce the Related Party Debt, by wire transfer of immediately available funds to each of the applicable lenders or other parties.

(b) The parties acknowledge and agree the amounts set forth in Sections 1.8(a)(i)—(a)(iv) plus the remaining amount of the Related Party Debt exceeds the balance of the Closing Purchase Price and the balance of the Merger Consideration. Furthermore, inasmuch as the Related Party Debt will not be paid in full, the unpaid portion of the Related Party Debt will be terminated and released in accordance with Section 4.7; and in consideration of such termination, the Mann Group, as the holder of the Related Party Debt, shall have the right to receive any amounts from the Milestone Payments payable, if any (the “Contingent Payments”), subject to reduction as set forth in Section 1.8(c) and Section 5.4(i). The Contingent Payments, if any, shall be payable by Parent to the Mann Group and the other parties set forth in Section 1.8(c) according to the terms of this Agreement, and none of Parent, Bioventus, Bioventus Parent, Merger Sub, the Company or the Surviving Corporation shall have any obligation whatsoever to the Mann Group, with respect to the Related Party Debt, other than to pay the Contingent Payments, if any, when due according to the terms of this Agreement. Additionally, the parties acknowledge that the Excluded Stockholders have or will agree to waive and forgo any amount of the Common Merger Consideration to which they would have been entitled on account of their ownership of shares of Company Capital Stock.

(c) All Contingent Payments made pursuant to this Agreement, after any reduction pursuant to Section 5.4(i), shall be distributed as follows and in the following order (i) an amount equal to two and one-half percent (2.5%) of such amount to be distributed shall be paid to the Persons set forth in Schedule 1.8(c) in the respective percentages set forth therein (the “Contingent Bonus Pool”), (ii) an amount equal to two and one-half percent (2.5%) of such amount to be distributed shall be paid to the Paying Agent to be distributed on a pro rata basis to the holders of the Fully Diluted Shares (including the Vested Option Shares) according to the terms of this Agreement and the Paying Agent Agreement (the “Contingent Common Consideration”) and (iii) the remainder of any such Contingent Payment shall be paid to the Mann Group.

1.9 No Further Ownership Rights. The cash paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms and conditions hereof shall be deemed to constitute full satisfaction of all rights pertaining to such shares of Company Capital Stock, and, from and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, any certificates, instruments of surrender, notices or other evidence of ownership in the Company Capital Stock (“Certificates”) are hereby cancelled, and the holders of Certificates shall cease to have any rights with respect to the shares of Company Capital Stock represented by such Certificates except as provided herein or by applicable Law. As soon as practicable after the Effective Time, but in any event not later than two (2) Business Days thereafter, the Paying Agent will mail or otherwise cause to be delivered to each Stockholder as of immediately prior to the Effective Time (other than the Excluded Stockholders) a letter of transmittal substantially in the form of Exhibit D (the “Letter of Transmittal”), specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates (or affidavit of loss in lieu thereof) to the Paying Agent and instructions for surrendering the Certificates in exchange for consideration to which such Stockholder is entitled pursuant to this Agreement. Following the Effective Time and delivery by a Stockholder (other than the Excluded Stockholders) to the Paying Agent of a duly completed and validly executed Letter of Transmittal, exemption from withholding under Israeli Tax requirements (if applicable), together with surrender of the Certificates held by such Stockholder of record immediately prior to the Effective Time for cancellation, such Stockholder shall be entitled to receive and the Parent shall cause the Paying Agent to disburse within five (5) Business Days of such delivery the portion of the Common Merger Consideration to which such Stockholder (other than an Excluded Stockholder) is entitled at Closing pursuant to Section 1.8(a)(iii). Until so surrendered, each Certificate outstanding after the Effective Time will be deemed, for all corporate, contractual and other purposes thereafter, to evidence only the ability to receive the payments to which such holder is entitled pursuant to this Agreement in respect thereof. No such payments will be paid to the holder of any unsurrendered Certificates with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Certificates shall surrender such Certificate and the letter of transmittal pursuant hereto. If any Certificate is lost, stolen or destroyed, the Paying Agent will issue the Common Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed Certificate, as determined in accordance with this Section 1.9, only upon the making of an affidavit of such loss, theft or destruction by the Stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Stockholder of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate. Any portion of the Common Merger Consideration which remains undistributed to the holders of the Fully Diluted Shares as of immediately prior to the date on which such amount would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, be paid to the Mann Group.

1.10 Purchase Price Adjustment.

(a) Pre-Closing Statement. At least three (3) Business Days prior to the Closing Date (or such later date as Parent may agree in writing), the Company shall deliver to Parent a statement in a form reasonably acceptable to Parent (the “Pre-Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of the Purchase Price Adjustment as of the Closing, including all components thereof and the estimated Working Capital Amount (the “Estimated Purchase Price Adjustment”), the amount of Company Debt, and the estimated amount of Third Party Expenses, accompanied by reasonably detailed back-up documentation for such calculation and any additional information reasonably requested by Parent. The Company shall prepare the Pre-Closing Statement in accordance with the Accounting Principles. The Company shall give Parent a reasonable opportunity to review and comment on the Pre-Closing Statement and shall take into consideration in good faith any comments of Parent on the Pre-Closing Statement.

(b) Post-Closing Statement. As soon as practicable but no later than ninety (90) days after the Closing Date (or such later date as the Mann Group may agree in writing), Parent shall prepare and deliver, or cause to be prepared and delivered, to the Mann Group a statement (the “Post-Closing Statement”) setting forth in reasonable detail Parent’s calculation of the Purchase Price Adjustment as of the Closing (including all components thereof and the Working Capital Adjustment, if any), the Company Debt and the Third Party Expenses, accompanied by reasonably detailed back-up documentation for such calculation. Parent shall prepare the Post-Closing Statement in accordance with the Accounting Principles.

(c) Review of Post-Closing Statement. The Mann Group shall have sixty (60) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement. On or before the expiration of the Review Period, the Mann Group shall deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Mann Group shall dispute, in whole or in part, the Post-Closing Statement, such statement shall include a reasonably detailed itemization of the Mann Group’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If the Mann Group does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(d) Dispute Resolution. If the Mann Group delivers a Dispute Statement during the Review Period, Parent and the Mann Group shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Mann Group may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Mann Group during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Parent and the Mann Group do not resolve all such disputed items by the end of the Resolution Period, then within fifteen (15) calendar days after the end of the Resolution Period, Parent and the Mann Group shall submit all items remaining in dispute with respect to the Dispute Statement to Moss Adams LLP or any other nationally recognized independent accounting firm upon which Parent and the Mann Group shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the applicable terms of this Agreement, shall determine only those items remaining in dispute between Parent and the Mann Group, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Parent and the Mann Group shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality provisions, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The parties agree that all communications with or to the Accounting Firm will include the other party and that there will be no ex parte communications with the Accounting Firm (including with the personnel of the Accounting Firm assigned to resolve the disputed items) with respect to any such dispute. The Accounting Firm shall be instructed to deliver to Parent and the Mann Group a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Mann Group) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal. The fees and expenses of the Accounting Firm shall be borne by Parent, on the one hand, and the Mann Group, on the other hand, based on a percentage equal to (i) the portion of the total amounts disputed not awarded to each such party divided by (ii) the total amounts disputed.

(e) Adjustment Payments.

(i) If the aggregate amount of the Purchase Price Adjustment, Company Debt and Third Party Expenses as finally determined pursuant to this Section 1.10 exceeds the aggregate amount set forth on the Pre-Closing Statement, then Parent shall pay to the Mann Group (subject to Section 1.8(a)), by wire transfer of immediately available funds, an amount in cash equal to the amount of such excess.

(ii) If the aggregate amount of the Purchase Price Adjustment, Company Debt and Third Party Expenses as finally determined pursuant to this Section 1.10 is less than the aggregate amount set forth on the Pre-Closing Statement (an “Adjustment Deficit”), then Parent may, in its sole discretion, (A) require that the Mann Group pay the amount of such Adjustment Deficit, up to $200,000, by wire transfer of immediately available funds to an account designated by Parent within three (3) Business Days following delivery of written notice by Parent, or (B) set off the balance of such Adjustment Deficit solely against the Contingent Payments payable to the Mann Group as provided in Section 5.4(i). For the avoidance of doubt, this Section 1.10(e)(ii) shall be the sole recourse of Parent for any Adjustment Deficit.

(f) Tax Treatment. Any payment made under this Section 1.10, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Merger Consideration.

1.11 Milestone Payments.

(a) Subject to this Section 1.11, in addition to the Closing Purchase Price, Parent will or will cause the Surviving Corporation to pay:

(i) if the Surviving Corporation obtains, within the period beginning on the Closing Date and ending on June 30, 2022 (the “Milestone 1 Payment Period”), clearance by the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et. seq.) of the premarket notification (510(k) Notification K203829) (the “510(k) Notification”) permitting commercial distribution in the United States of the TalisMann Pulse Generator and Receiver System indicated for use in pain management in adults who have severe intractable chronic pain of the peripheral nerve origin, as a sole mitigating agent or as an adjunct to other modes of therapy (e.g., medications) with no new or different adverse indications for use limitations as compared to the most recent 510(k) clearance of the StimRouter Neuromodulation System (K200482) (“Milestone 1”), a one-time payment of $15,000,000 (the “Milestone 1 Payment”), which shall be paid in accordance with Section 1.11(c). During the Milestone 1 Payment Period, neither the Surviving Corporation nor Parent shall submit any additional tests to the FDA unless such submission is in response to a request for information, or other inquiry, initiated by the FDA; provided, that, notwithstanding the foregoing, Parent shall have full authority and sole and absolute discretion in good faith to operate the Surviving Corporation and direct the Surviving Corporation’s conduct of its business from and after the Closing Date, and the Surviving Corporation and Parent may take any action or make any submission or communication with the FDA if the Surviving Corporation and Parent have a good faith belief that such action or communication is required by applicable Law.

(ii) if the Surviving Corporation’s Implantable Product Revenue meets a threshold amount of $55,000,000 (“Milestone 2”) within the period beginning on the date of the first commercial sale of the TalisMann Pulse Generator and Receiver System (provided that such sale occurs before December 31, 2022) and ending on the third anniversary of the date of such achievement of such sale, or if Milestone 1 is not achieved within the Milestone 1 Payment Period or the first sale of the TalisMann Pulse Generator and Receiver System does not occur before December 31, 2022, then within the period beginning on July 1, 2022 and ending on June 30, 2025 (the “Milestone 2 Payment Period”), a one-time payment of $20,000,000 (the “Milestone 2 Payment”), which shall be paid in accordance with Section 1.11(c);

(iii) payments (each, a “Milestone 3 Payment”) equal to 40% of the Surviving Corporation’s Implantable Product Revenue after and only to the extent such Implantable Product Revenue exceeds the threshold amount of $55,000,000 (“Milestone 3”) within the period beginning on the date of the first commercial sale of the TalisMann Pulse Generator and Receiver System (provided that such sale occurs before December 31, 2022) and ending on the third anniversary of the date of such achievement of such sale, or if Milestone 1 is not achieved within the Milestone 1 Payment Period or the first sale of the TalisMann Pulse Generator and Receiver System does not occur before December 31, 2022, then within the period beginning on July 1, 2022 and ending on June 30, 2025 (the “Milestone 3 Payment Period” and together with the Milestone 1 Payment Period and the Milestone 2 Payment Period, the “Milestone Payment Periods”), which shall be paid on a quarterly basis and in accordance with Section 1.11(c); provided that in no event shall the Milestone 3 Payments exceed $10,000,000 in the aggregate and any Implantable Product Revenue for which 40% has been paid as a Milestone 3 Payment shall not be counted toward any future Milestone 3 Payment; and

(iv) if the Surviving Corporation, on December 31, 2024, has a Category 1 code or codes with CMS coverage for the TalisMann Pulse Generator and Receiver System consistent with code 64590 and physician payment rate in a facility and facility payment rates (2021 Ambulatory Surgery Center Payment Rate or 2021 CMS Hospital Outpatient Rate (National) on an average basis) with at least 85% of the published 2021 OPPS (Hospital Outpatient Prospective Payment System) Payment Rates (“Milestone 4” and together with Milestone 1, Milestone 2 and Milestone 3, the “Milestones”), a one-time payment (irrespective of whether any Milestone 2 Payments or Milestone 3 Payments have become due prior thereto) of $20,000,000 (the “Milestone 4 Payment” and together with the Milestone 1 Payment, the Milestone 2 Payment and the Milestone 3 Payments, the “Milestone Payments”), which shall be paid in accordance with Section 1.11(c).

(b) Beginning with the first full calendar month after the Closing Date through December 31, 2021, as promptly as possible, but in any event within thirty (30) days after the end of each calendar month, and thereafter, as promptly as possible, but in any event within sixty (60) days after the end of each calendar quarter, Parent shall deliver to the Mann Group and the Stockholder Representative a written notice setting forth: (A) the Surviving Corporation’s calculation of the Surviving Corporation’s post-Closing Implantable Product Revenue, (B) whether the Milestone 2 Payment is payable, and (C) the amount of any Milestone 3 Payment, if any (each, a “Milestone Statement”). Parent will, and will cause the Surviving Corporation to, provide the Mann Group and its representatives (which may include Todd Cushman and its internal or external accounting advisors) with reasonable access during normal business hours and to the extent that such access does not interfere with the conduct of the business to the books, records, supporting data, and employees of the Surviving Corporation involved in the preparation of any Milestone Statement as necessary for purposes of the review of such Milestone Statement, including accounting and marketing staff. If the Mann Group has any objections to any Milestone Statement, then it must deliver a statement to Parent (a “Milestone Objections Statement”) within sixty (60) days after receiving any such Milestone Statement, describing in reasonable detail those items and amounts to which the Mann Group objects. If a Milestone Objections Statement is not delivered to Parent within sixty (60) days of the Mann Group’s receipt of the applicable Milestone Statement, the Milestone Statement as prepared by Parent will be final, binding, and non-appealable by the parties. If the Mann Group timely delivers a Milestone Objections Statement, then the disputed items set forth in such Milestone Objections Statement shall be resolved fully, finally and exclusively by the Accounting Firm in accordance with the procedures set forth in Section 1.10(d); provided that disputed items will be submitted to the Accounting Firm pursuant to this Section 1.11(b) no more than one time during any twelve (12) month period. Once finally determined pursuant to Section 1.10(d) and this Section 1.11(b), the Milestone Statement shall be final and shall be used, without further review, for all purposes. In addition to the foregoing, the Surviving Corporation shall deliver to the Mann Group (W) promptly after receipt by Parent or the Surviving Corporation of any communication from or on behalf of the FDA with respect to the 510(k) Notification, (X) no later than four (4) Business Days prior to submission, any response or other document by or on behalf of the Surviving Corporation proposed to be submitted to the FDA with respect to the 510(k) Notification and shall in good faith consider any revisions proposed by the Mann Group or its representatives, (Y) no later than one (1) Business Day following submission, any response or document submitted to the FDA with respect to the 510(k) Notification with a copy of such submission, and (Z) written summaries of any material oral communication with the FDA regarding the 510(k) Notification; provided that Parent and the Surviving Corporation shall be allowed to redact any information that does not relate to the 510(k) Notification. In addition, Surviving Corporation shall provide written copies of any proposed new, or changes to, reimbursement strategies at least ten (10) Business Days prior to the adoption or implementation of such strategies and shall in good faith consider any revisions proposed by the Mann Group or its representatives. All information provided to the Mann Group or its representatives under this Section 1.11 will be confidential Information of the Surviving Corporation and Parent as provided in Section 7.3.

(c) Any Milestone Payment that is due by Parent to the Mann Group, the participants in the Contingent Bonus Pool and the Paying Agent for distribution to the holders of the Fully Diluted Shares, respectively, shall be paid by wire transfer of immediately available funds to the accounts designated by such parties at the Closing, no later than sixty (60) days after such Milestone Payment becomes due. The recipients of such Milestone Payments shall be entitled to interest at the “prime rate” announced from time to time by Citibank N.A. on Milestone Payments that are not paid when due (following any dispute resolution process); provided that no interest shall accrue or be payable on any amount on which Parent exercises in good faith the right of set off or recoupment pursuant to Section 5.4(i).

(d) Parent will use Commercially Reasonable Efforts to (i) accelerate and expand the commercialization of the Implantable Products, (ii) provide the Implantables Business with commercially reasonable personnel, technical, and financial resources, in the ordinary course of business, (iii) through December 31, 2021, with respect to the Implantables Business, maintain a material presence in Los Angeles County, and (iv) obtain Implantable Product Revenue with respect to the treatment of overactive bladder conditions as well as pain management. Parent may fulfill such Commercially Reasonable Efforts through its internal capabilities, its Affiliates, licensing arrangements with third parties, or other customary outsourcing arrangements. Parent shall (i) cause the Surviving Corporation to maintain true, complete and accurate books and records that enable Parent to accurately account for the subject matter of this Section 1.11, which it shall make available for review by the Mann Group during normal business hours, upon reasonable notice and subject to reasonable confidentiality provisions; provided that Parent shall not be required to make such books and record available more than one time during any twelve (12) month period pursuant to this Section 1.11(d), and (ii) not take any actions or fail to take any actions, in each case, which are undertaken with a primary purpose of preventing the Surviving Corporation from achieving any Milestone. Notwithstanding the foregoing, however, Parent shall have full authority and sole and absolute discretion in good faith to operate the Surviving Corporation and direct the Surviving Corporation’s conduct of the business from and after the Closing Date and has no obligation to cause the Surviving Corporation to achieve any Milestone or maximize the amount of any Milestone Payment.

(e) Parent, the Mann Group, Stockholder Representative (on behalf of the Stockholders), and the Company acknowledge that: (i) the right to receive a portion of any Milestone, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Parent or the Surviving Corporation and shall not entitle any Person to any rights common to any holder of Parent or the Surviving Corporation’s equity interests; (ii) the right to receive any Milestone Payment, if any, shall not accrue or bear any interest; (iii) Parent and the Surviving Corporation hereby disclaim the existence of any fiduciary obligations running to the Mann Group or the Stockholders; and (iv) the right to receive any Milestone Payment, if any, is not transferable or assignable in whole or in part, directly or indirectly. Any transfer or assignment of any right to receive a portion of any Milestone Payment in violation of this section shall be null and void.

(f) Each Milestone must be achieved prior to or in the applicable Milestone Payment Period. If not timely achieved, the applicable Milestone expires with no corresponding Milestone Payment, even if the applicable Milestone is achieved after the end of the applicable Milestone Payment Period. Parent’s obligations set forth in this Section 1.11 with respect to each Milestone Payment shall terminate upon the earlier to occur of (i) Parent’s payment of the full amount of such Milestone Payment, (ii) sixty (60) days after the end of the applicable Milestone Payment Period, or (iii) in any event, March 31, 2025, except in the case of (ii) and (iii) with respect to any breach by Parent or Surviving Corporation prior thereto of such obligations for which claims shall survive such date.

(g) Beginning with the first full calendar month after the Closing Date through December 31, 2021, as promptly as possible, but in any event within thirty (30) days after the end of each calendar month, and thereafter, as promptly as possible, but in any event within sixty (60) days after the end of each calendar quarter, Parent will provide updates to Mann Group regarding the status of and Parent’s efforts with respect to the FDA process with respect to Milestone 1, and CMS coverage for the TalisMann Pulse Generator and Receiver System with respect to Milestone 4.

(h) If, during any of the Milestone Payment Periods, there is a Sale of the Implantables Business, Parent shall pay the full amount of the Milestone Payments (less any Milestone Payments previously paid) to the Mann Group; provided, that the foregoing shall not require payment of any unearned Milestone Payment to the extent that the Sale of the Implantables Business occurs after the Milestone Payment Period to which such Milestone Payment relates. As used in this Section 1.11(h), (i) the term “Sale of the Implantables Business” means any transaction or series of transactions pursuant to which any Person, other than Parent or an Affiliate of Parent, acquires 50% or more of the outstanding equity or voting securities of the Company or substantially all of the assets of the Implantables Business (whether by merger, consolidation, reorganization, sale or otherwise); provided that a Parent Acquisition shall not constitute a Sale of the Implantables Business and the license of the StimRouter Neuromodulation System or the TalisMann Pulse Generator and Receiver System for non-pain management applications or in the pain management application in the ordinary course of business (including any license to distributors of StimRouter Neuromodulation System or the TalisMann Pulse Generator and Receiver System) shall not constitute a Sale of the Implantables Business and (ii) the term “Parent Acquisition” means any transaction or series of transactions pursuant to which any Person acquires any voting securities or assets of Bioventus or Bioventus Parent (whether by merger, consolidation, reorganization, sale or otherwise).

1.12 Taking of Necessary Action; Further Actions. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.13 Withholding Taxes.

(a) The Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any Person any amounts required to be deducted or withheld therefrom under any provision of applicable Law, and to be provided any necessary Tax forms, including a valid IRS Form W-9 or appropriate IRS Form W-8. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any payment to any Person is not reduced by such deductions or withholdings, such Person shall indemnify the Company, Parent and the Surviving Corporation for any amounts imposed by a Governmental Entity with respect to any such Taxes, together with any related Losses; provided that Parent agrees that subject to the delivery by the Mann Group of a duly completed and executed IRS Form W-9 to Parent on or prior to the Closing Date, Parent shall not be entitled to deduct or withhold from any amounts of the Merger Consideration.

(b) Israeli Tax withholding requirements may apply to payments under this Agreement to holders of Company Capital Stock or Company options, provided however that no withholding will apply to any payments made to (i) the Mann Group, (ii) an individual holder of Company Capital Stock or Company options who is not an Israeli resident for Israeli tax purposes and who was not granted such Company Capital Stock or Company options in consideration for work or services performed in Israel; (iii) a holder of Company Capital Stock or Company options that is not an individual and not an Israeli resident for Israeli tax purposes, and that was not granted Company Capital Stock or Company options in consideration for work or services performed in Israel, and with respect to which Israeli tax residents do not hold 25% or more of any type of rights in such holder, in each case of (ii) and (iii), who shall deliver to Parent or the Paying Agent, a validly executed declaration regarding non-Israeli Tax residence in a form reasonably acceptable to Parent (a “Tax Declaration”); (iv) or a holder of Company Capital Stock or Company options who otherwise provides a certification or any other written instructions regarding Tax withholding issued by the ITA, in form and substance reasonably acceptable to Parent (which, for the avoidance of doubt, includes Parent’s opportunity to review, comment and approve the application to the ITA) that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholdings (the “Qualified Withholding Certificate”). In the event that a holder delivers to Parent and the Paying Agent a Tax Declaration or Qualified Withholding Certificate, the Paying Agent shall not withhold Israeli Tax or, as applicable, shall withhold and timely transfer to the ITA such amount in cash to be withheld from such holder’s portion of the consideration due from such holder as specified in such Qualified Withholding Certificate and shall deliver to such Israeli holder the balance of the consideration due to such holder. Any amount to be withheld from such holder’s portion of the consideration shall be calculated according to the applicable withholding rate required under Israeli Law in NIS based on a US$:NIS exchange rate as determined by Parent and the Paying Agent. In the event such withholding occurs, the Paying Agent shall deliver to such holder written confirmation evidencing such Tax withholding and remittance of withheld amounts to the ITA.

1.14 Closing Deliveries.

(a) Company Deliveries. At or prior to the Closing, the Company shall deliver to Parent the following:

(i) Stockholder Approval. (A) The Requisite Stockholder Vote shall have been obtained and remains in full force and effect, and (B) fully compiled and executed copies of the Stockholder Consents shall have been delivered to Parent.

(ii) Notices. The Company shall have delivered the Notices as contemplated by Schedule 1.14(a)(ii).

(iii) Agreements with Management. Retention or consulting agreements between the Company and the individuals set forth on Schedule 1.14(a)(iii), satisfactory in form and substance to Parent and duly executed by such individuals, shall be delivered to Parent, effective immediately upon the Closing.

(iv) Resignation Letters. Resignation letters, satisfactory in form and substance to Parent and duly executed by each director of the Company, shall be delivered to Parent effective immediately upon the Closing.

(v) Spreadsheet Certificate. The Company shall have delivered to Parent, in a form reasonably satisfactory to Parent, a draft spreadsheet, which shall include the information set forth below, certified as true, correct and complete as of the Closing Date by the Company’s Chief Executive Officer and Chief Financial Officer (such final spreadsheet, the “Spreadsheet” and the related certificate, the “Spreadsheet Certificate”): the calculation of Purchase Price Adjustment, including a separate line item for each component thereof in accordance with the definition of “Purchase Price Adjustment”, including a summary of each line item; and with respect to each payment required to be made by the Company, Parent or Merger Sub on the Closing Date (including, with respect to any Company Debt or Third Party Expenses), a customary “flow of funds” statement setting forth a complete and accurate list of each payee, the amount payable thereto and wire transfer instructions therefor.

(vi) Secretary’s Certificate. The Company shall have delivered a certificate, validly executed by the Secretary of the Company, certifying as to (i) the Charter Documents in effect as of immediately prior to the Closing, (ii) the valid adoption of resolutions of the Board (whereby the Agreement and the Merger and the Transactions were unanimously approved and declared advisable by the Board) and (iii) that the Stockholders constituting the Requisite Stockholder Vote have adopted this Agreement and approved the Transactions.

(vii) Good Standing. The Company shall have delivered a certificate of good standing from the Secretary of State of the State of Delaware and a Certificate of Status of Foreign Corporation (or similar certificate, if any) of the Company and each Company Subsidiary from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, if any, all of which are dated within ten (10) calendar days prior to the Closing.

(viii) FIRPTA. The Company shall have delivered a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c) in which the Company shall certify that no interest in the Company constitutes a “United States real property interest” as that term is defined in Section 897(c) of the Code and Treasury Regulation Section 1.897-1(c)(1).

(ix) Payoff of Debt; No Encumbrances. Parent shall have received evidence, in such form and substance as is reasonably acceptable to Parent, from holders of Company Debt other than finance leases of the Company.

(x) Certificate of Merger. The Company shall have executed and delivered to Parent the Certificate of Merger.

(xi) Financial Advisor Opinion. The Company shall have delivered to Parent a non-reliance copy of the Financial Advisor Opinion, solely for informational purposes.

(b) Parent and Merger Sub Deliveries. At or prior to the Closing, Parent and Merger Sub shall deliver to the Company the following:

(i) R&W Insurance Policy. The Company shall have received a copy of the final, bound R&W Insurance Policy, substantially in the form attached hereto as Exhibit C.

(ii) Closing Payment. Parent shall have delivered the Closing Purchase Price in accordance with Section 1.8.

(iii) D&O Policy. Parent shall have delivered to the Stockholder Representative a copy of the prepaid insurance policy or policies as required by Section 4.4.

1.15 Stock Options and Warrants.

(a) In connection with the Closing, the Board shall adopt resolutions providing for (i) the conversion of the Vested Option Shares into the right to receive a pro rata share of the Common Merger Consideration, subject to the terms and conditions of this Agreement, and (ii) in accordance with the terms of the Stock Plan, the termination of the Stock Plans effective as of the Effective Time and if not exercised as of the Effective Time, the cancelation of any stock options granted thereunder (except for the Vested Option Shares addressed above) without the consent of or prior notice to the holders of such options for no consideration (except for any payments due under this Agreement to the holders of Vested Option Shares).

(b) In connection with the Closing, the Board shall adopt resolutions providing that, in accordance with the terms of the Warrants, such Warrants, if not exercised as of the Effective Time, shall terminate, be cancelled and cease to exist, and the holders thereof will have no rights in respect thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub at and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case the Company hereby represents and warrants to each of Parent and Merger Sub as of such earlier date), subject to such exceptions as are specifically disclosed in the disclosure schedule (the “Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution of this Agreement, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). The Company and each Company Subsidiary has the requisite corporate power to own and lease its properties, to operate its assets and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary except to the extent the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent a true, correct and complete copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). Each Company Subsidiary has made available to Parent a true, correct and complete copy of its organizational documents, as amended to date, each in full force and effect on the date hereof. The Board has not approved or proposed any amendment to any of the Charter Documents that has not been made available to Parent.

(b) Section 2.1(b) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company and each Company Subsidiary has Employees or facilities or otherwise directly conducts its business.

(c) Except as set forth in Section 2.1(c) of the Disclosure Schedule, the operations conducted by the Company are not now, and have not been in the last five (5) years, conducted by the Company under any other name.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists solely of 140,000,000 shares of common stock, $0.01 par value per share, of which 117,521,524 shares are outstanding. The Company does not hold any shares of its capital stock in treasury. The Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule.

(b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all applicable federal, state, foreign, or local statutes, Laws, rules or regulations, including federal and state securities Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. The Company has not suffered or incurred any Liability (contingent or otherwise) or claim, loss or liability relating to or arising out of the issuance or repurchase of any Company Capital Stock, or out of any Contracts relating thereto (including any amendment of the terms of any such Contract). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.2(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. All of the issued and outstanding shares of Company Capital Stock have been offered, issued and sold by the Company in compliance in all material respects with all applicable federal and state securities or “blue sky” Laws. There is no Indebtedness having the right to vote on any matters on which the Stockholders may vote.

(c) Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no (i) outstanding obligations, options, warrants, or other Contracts of any kind relating to the ownership interests of the Company or any Company Subsidiary, or securities convertible or exchangeable into Company Capital Stock or other equity or ownership interests of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue or sell any shares of Company Capital Stock of, or any other equity or ownership interests in, the Company or such Company Subsidiary, (ii) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other ownership or equity interests of the Company or such Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (iii) voting trusts, stockholder agreements, registration rights agreements, proxies or other Contracts to which the Company is a party in effect with respect to the voting or transfer of any of the shares of Company Capital Stock or other equity or ownership interests of the Company or any Company Subsidiary. Except for the Warrants, all outstanding rights and options set forth in Section 2.2(c) of the Disclosure Schedule were granted by the Company pursuant to the Stock Plan. In connection with the Closing, the Board shall adopt resolutions providing that, in accordance with the terms of the Warrants, such Warrants, if not exercised as of the Effective Time, shall terminate, be cancelled and cease to exist, and the holders thereof will have no rights in respect thereof. There are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. Except as set forth in Section 2.2(c) of the Disclosure Schedule, there is no outstanding Indebtedness from the Company or any Company Subsidiary to any Stockholder. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(d) Except as set forth in Section 2.2(d) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, and there is no basis for, any liability of the Company or any Company Subsidiary to any current, former or alleged holder of securities of the Company or any Company Subsidiary in such Person’s capacity (or alleged capacity) as a holder of such securities.

2.3 Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company does not have, and has never had, any Subsidiaries. Section 2.3 of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity in which the Company owns, directly or indirectly, any shares or any interest, and the percentage and types of such shares or interest. The Company has not agreed to, and is not obligated to, make any future investment in or capital contribution to any Person.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is or will be a party and to consummate the Merger and the Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is or will be a party, and the consummation of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is or will be a party and the Transactions, other than the adoption of this Agreement and the approval of the Transactions by the Stockholders. The Requisite Stockholder Vote is the only vote required to adopt this Agreement and approve the Transactions. Upon receipt of the such approval, all votes, approvals and other actions on the part of the Stockholders necessary to approve, authorize and adopt this Agreement and the Transactions will have been obtained (in each case, in compliance with applicable Law and the Charter Documents). This Agreement and each of the Related Agreements to which the Company is or will be a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is or will be a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time or both) or give rise to a right of first refusal, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents; (b) any mortgage, indenture, lease (including all Leases), binding (whether oral or written) agreement, covenant, plan, insurance policy, exclusivity agreement or other agreement, instrument or commitment, permit, concession, franchise, license, arrangement or understanding (each a “Contract” and collectively the “Contracts”) to which the Company or any Company Subsidiary is a party or by which any of its properties or assets (whether tangible or intangible) are bound; or (c) any judgment, Action, Order, decree or Law applicable to the Company, any of its respective properties or assets (whether tangible or intangible) or any Company Subsidiary. Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties that are required under any Contract in connection with the consummation of the Merger or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company pursuant to each such Contract from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or the Company Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

2.6 Consents. No Consent, notice, waiver, or Order of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any Contract with the Company or the Company Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Transactions except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the Notices, and (c) the filing of each of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.7 Company Financial Statements.

(a) The Company has made available to Parent (i) audited balance sheets, statements of operations and cash flow statements as of and for the fiscal years ended December 31, 2018 and December 31, 2019; and (ii) unaudited balance sheet, statement of operations and cash flow statement as of and for the fiscal year ended December 31, 2020 (such date, the “Balance Sheet Date”). The audited financials and, except as set forth in Section 2.7(a) of the Disclosure Schedule, the unaudited financials described in the previous sentence (together, the “Financials”) are true, correct and complete in all material respects and have been prepared in accordance with the Accounting Principles consistently applied on a consistent basis throughout the periods indicated and consistent with each other except as provided therein, subject in the case of the unaudited fiscal year 2020 financial statements to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate, and the lack of footnote disclosures. The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the unaudited fiscal year 2020 financial statements to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records and the Company has established and documented, and maintains, adheres to and enforces, a system of internal accounting controls that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with the Accounting Principles.

2.8 No Undisclosed Liabilities. Neither the Company nor the Company Subsidiaries have any material liability, Indebtedness, obligation, expense, dispute, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in Financials prepared in accordance with the Accounting Principles), except for those (a) that have been reflected in the Current Balance Sheet, (b) that have been incurred since the Balance Sheet in the ordinary course of business, which, to the Knowledge of the Company, are not material in either nature or amount and which do not arise from any breach of violation by the Company or the Company Subsidiaries of any obligation thereof or (c) that are Third Party Expenses that are, in each case, identified in the Spreadsheet to be paid pursuant to Section 1.8(a)(ii). Except as set forth in Section 2.8 of the Disclosure Schedule, neither the Company nor the Company Subsidiaries have any outstanding Indebtedness as of the date hereof.

2.9 No Changes. Since the Balance Sheet Date through to and including the date hereof, except in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the Transactions, (a) the business of the Company and each Company Subsidiary has been conducted in the ordinary course of business consistent with past practice; (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) the Company and the Company Subsidiaries have not taken any of the following actions, except as contemplated hereby or set forth on Section 2.9:

(a) make or agree to make any capital expenditure or commitment exceeding $75,000 individually or $200,000 in the aggregate;

(b) acquire or agree to acquire or dispose or agree to dispose of any assets (including intangible) of the Company any Company Subsidiary or any business enterprise or division thereof outside the ordinary course of the business of the Company or such Company Subsidiary and consistent with past practice, or merge or consolidate with or into any other Person;

(c) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(d) made any material change in the Manufacturing, selling, distribution, advertising, terms of sale or collection practices with respect to the Company Products that is outside the ordinary course of business, (ii) enter into any material business practices, programs or long-term allowances outside the ordinary course of business, including varying any inventory practices with respect to inventory of the Company Products in any respect materially inconsistent with past practice, or (iii) engage in the practice of “channel stuffing” or any similar program, activity or other action (including any rebate, promotion, credit, discount, chargeback or refund policy or practice) with respect to the Company Products that, in each case ((i) through (iii)), is intended or would reasonably be expected to result in a trade buyin that is in excess of normal customer purchasing patterns of the Company’s and the Company Subsidiaries’ business during the twelve months prior to the date hereof;

(e) commence or settle any Action or threat of any Action by or against the Company or any Company Subsidiary or relating to any of their businesses, properties or assets, or otherwise enter into any release, settlement or similar agreements;

(f) pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(g) adopt or change accounting methods or practices used by the Company other than as required by GAAP;

(h) make or change any Tax election or adopt or change any Tax accounting method or receive or request any Tax ruling or amend any Tax Return;

(i) adopt, modify, amend or terminate, or start a termination process of, any Company Employee Plan or any Employee Agreement, including any indemnification agreement, enter into or amend any Employee Agreement or otherwise hire or terminate or cause to resign any Person as or from being an Employee;

(j) increase or make any other change that would result in increased cost to the Company or any Company Subsidiary to the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity-based compensation) payable or to become payable by the Company or such Company Subsidiary to any Employee outside the ordinary course of business;

(k) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change of control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 2.9(k) of the Disclosure Schedule;

(l) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or such Company Subsidiary;

(m) send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent;

(n) discount any accounts receivable of the Company or such Company Subsidiary, or accelerate the collection of any accounts receivable or delay the payment of any accounts payable, other than in the ordinary course of business;

(o) other than in the ordinary course of business consistent with past practice, (i) introduce any material new products or services or any material marketing campaigns or (ii) introduce any material new sales compensation or incentive programs or arrangements;

(p) apply for, negotiate or accept any Government Grant; or

(q) agree in writing or otherwise to take, any of the actions described the foregoing clauses of this Section 2.9.

2.10 Accounts Receivable. All of the accounts receivable of the Company reflected on the Current Balance Sheet (a) arose in the ordinary course of business; (b) are carried at values determined in accordance with the Accounting Principles consistently applied; (c) are not subject to any material set-off or counterclaim; and (d) are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with the Accounting Principles consistently applied and consistent with the past practices of the Company and the Company Subsidiaries).

2.11 Tax Matters.

(a) The Company and each of the Company Subsidiaries (i) have timely filed all Tax returns required to be filed by it, including, for the avoidance of doubt, any information reporting requirements and all withholding Tax Returns (the “Company Returns”) and all Company Returns are true, correct and complete in all respects and prepared in compliance with all applicable Laws; (ii) have paid all Taxes required to be paid by it (whether or not shown on a Company Return); (iii) have withheld all Taxes required to be withheld by it and timely paid such Taxes to the appropriate Governmental Entity; and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that remains in effect, and no such waivers of any statute of limitations or extensions of time have been requested.

(b) All Taxes of the Company and the Company Subsidiaries that are not yet due and payable have been properly reserved for in the Financial Statements in accordance with the Accounting Principles. The Company and each Company Subsidiary will establish on its books and records, in the ordinary course of business and consistent with its past practices, adequate reserves in accordance with the Accounting Principles for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date. The Company and the Company Subsidiaries have not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

(c) There are no pending or threatened audits, examinations, investigations, claims or other proceedings with respect to any Taxes of the Company or the Company Subsidiaries. No Company Return has ever been examined or audited by any Governmental Entity. There are no claims or assessments (whether or not asserted in writing) by any Governmental Entity with respect to any Taxes of the Company or Company Subsidiaries that have not been fully paid or finally settled.

(d) Neither the Company nor any Company Subsidiary has been notified by any Governmental Entity in a jurisdiction in which the Company or such Company Subsidiary does not file a Company Return that the Company or such Company Subsidiary is or may be subject to Tax by such jurisdiction.

(e) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any current or former Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(f) None of the assets or properties of the Company or any Company Subsidiary is subject to any Lien for Taxes, other than any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in the Company’s financial statements.

(g) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify under Section 355(a) of the Code within the past five (5) years.

(h) The Company and the Company Subsidiaries have (i) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company), (ii) never been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (other than Contracts with customers, suppliers, vendors, lessors, and creditors entered into in the ordinary course of business consistent with past practices on customary commercial terms the principal purpose of which is not Taxes (“Ordinary Course Contracts”)), nor does the Company or any Company Subsidiary owe any amount under such an agreement or arrangement, (iii) no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by operation of Law, by Contract or otherwise, or (iii) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(i) Neither the Company nor any Company Subsidiary has consummated or participated in and neither the Company nor any of the Company Subsidiaries are currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or Treasury Regulations promulgated thereunder (or any similar provision of applicable Law). Neither the Company nor any Company Subsidiary has ever participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law. The Company and each Company subsidiary has disclosed on its Tax Returns any Tax reporting position taken on any Company Return that could result in the imposition of penalties under Section 6662 of the Code (or any comparable provision of state, local or non-U.S. Law).

(j) Neither the Company nor any Company Subsidiary has been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) Except for the Company Subsidiaries listed in Section 2.11(k) of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns any interest in any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes or any stock of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) or any interest in a “passive foreign investment company” within the meaning of Section 1297 of the Code. There are no jurisdictions in which the Company or any Company Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Company Subsidiary has filed Tax Returns. Neither the Company nor any Company Subsidiary is subject to Tax in any country other than its respective country of incorporation or formation by virtue of having a permanent establishment, place of business or business operations in that other country. No Company Subsidiary has been (A) a shareholder of a “controlled foreign corporation” as defined in Section 75B of the Israel Tax Ordinance (or any similar provision of non-U.S. Tax Law); (B) a shareholder of a “foreign occupation company” within the meaning of Section 75B1 of the Israel Tax Ordinance; (C) or other entity the income of which is required to be included in the income of the Company or the income of any Company Subsidiary. The Company is not managed and controlled from the State of Israel as such concepts are interpreted by the ITA, the Israel Tax Ordinance and applicable Law.

(l) Neither the Company nor any Company Subsidiary has entered into any arrangement (including “rulings”) with any Tax authority. Neither the Company nor any Company Subsidiary has entered into any Contract or arrangement with any Government Entity that requires it to take any action or to refrain from taking any action relating to Taxes. Neither the Company nor any Company Subsidiary is a party to any Contract with any Governmental Entity related to Taxes that would be terminated or adversely affected as a result of the transactions contemplated in this Agreement. Section 2.11(l) of the Disclosure Schedule describes the terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, incentive or order or other special regime with regard to the payment of Taxes applicable to the Company or any Company Subsidiary (“Tax Incentive”). Copies of any documents relating to any such Tax Incentives have been made available to Parent. The Company and each Company Subsidiary is in compliance in all respects with the terms and conditions of any such Tax Incentive, and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Parent and its Affiliates will not be liable to any Governmental Entity after the Closing for any amounts benefiting the Company or any Company Subsidiary before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom). No claim or challenge has been made by any Governmental Entity with respect to the entitlement of the Company or any Company Subsidiary to any Tax Incentive. In addition, with respect to Israeli Tax, except as set forth in Section 2.11(j) of the Disclosure Schedule, no Company Subsidiary has applied for or received a ruling or determination from a Governmental Entity regarding a past or prospective transaction. No Company Subsidiary has ever made any election to be treated or claimed any benefits as a “Beneficial Enterprise” (Mifaal Mutav) or otherwise, nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959 (Israel). Except as set forth in Section 2.11(l) of the Disclosure Schedule, no Company Subsidiary has taken any position, or represented to any Person, that it meets the requirements under the so called “The Angels Law” pursuant to Section 20 of the 2011-2012 Economic Policy Law (Legislation Amendments), 2011 (Israel).

(m) The Company has complied with and is in compliance with the CARES Act and the Economic Aid Act; the Company’s application for the PPP Loans, including all representations and certifications therein or with respect thereto, was true, complete and correct in all material respects; and the Company has not used any portion of the PPP Loans (other than the PPP Loan Carveout) for any purpose that would render any portion thereof ineligible for forgiveness under the Paycheck Protection Program under Sec. 1102, et seq., of the CARES Act. The Company has not (i) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (iii) amended any income Tax Return for a taxable year prior to 2020 in order to carry back a net operating loss to such year.

(n) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of: (i) any change in method of accounting made prior to the Closing or use of an improper method of accounting, including under Section 481 or Section 263A of the Code (or any similar provision of applicable Law); (ii) any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing or deferred revenue or advance payment; (v) any election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Closing; (vi) ownership of “United States property” (as defined in Section 956(c)) of the Code) on a date prior to the Closing Date by any Subsidiary of the Company or any Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code); (vii) any Subsidiary of the Company or a Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F Income” (within the meaning of Section 952(a) of the Code) or having “global intangible low-taxed income” (within the meaning of Section 951A of the Code), in each case, earned prior to the Closing, or (viii) application of Section 965 of the Code (including an election under Section 965(h) of the Code (or any similar provision of Law)).

(o) Any Israeli Company Subsidiary is duly registered for the purposes of Israeli value added Tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). Any Israeli Company Subsidiary (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Governmental Entity (including the ITA) all output VAT which it is required to collect and remit under any Law; and (iii) has not received a refund for input VAT for which it is not entitled under any Law.

(p) Neither the Company nor any Company Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israel Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israel Tax Ordinance.

(q) Neither the Company nor any Company Subsidiary has or has ever participated or engaged in any transaction listed in Section 131(g) of the Israel Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder nor is it subject to reporting obligations under Sections 131D or 131E of the Israel Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(r) Neither the Company nor any Company Subsidiary is or has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963. Less than the majority of the value of the Company and the Company Subsidiaries, and less than the majority of the value of the assets of the Company and the Company Subsidiaries, is allocable to assets held directly or indirectly by the Company and the Company Subsidiaries (including assets held by any person in which the Company or any Company Subsidiary has any equity rights) that are located in Israel. For purposes of this Section 2.11(r), any person incorporated, organized or formed under the Laws of Israel is considered an asset located in Israel and any person treated as a tax resident in Israel is considered an asset located in Israel. None of the equity rights in the Company or any Company Subsidiary is covered in Section 89(b)(3) of the Israel Tax Ordinance.

(s) The Company and each Company Subsidiary have in their possession official government receipts for any Taxes paid by it to any Governmental Entity for which receipts have been provided or are customarily provided.

(t) The Company and each Company Subsidiary is in compliance in all respects with all applicable transfer pricing Laws in all jurisdictions in which the Company or such Company Subsidiary, as applicable, does business, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology and has made available copies of such documentation for the last three taxable years and, if required under applicable Laws, have maintained, and still maintain, such contemporaneous documentation substantiating the transfer pricing methodology of the Company and each Company Subsidiary. The prices for any property or services (or for the use of any property) provided by or to the Company or any Company Subsidiary are arm’s length prices for purposes of the relevant transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code, Section 85A of the Israel Tax Ordinance and all applicable Laws in every jurisdiction in which the Company or such Company Subsidiary does business. The Company and each Company Subsidiary timely and properly paid any and all Taxes related to any intercompany agreement between the Company and any Company Subsidiary or between two or more Company Subsidiaries.

(u) Neither the Company nor any Company Subsidiary makes any representation or warranty or otherwise as to the amount of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on, the Tax attributes of the Company and any Company Subsidiary, including without limitation, asset basis, net operating loss carry forwards or tax credit carryforwards.

2.12 Restrictions on Business Activities. Section 2.12 of the Disclosure Schedule sets forth every agreement (non-competition or otherwise), Contract, commitment, judgment, injunction, Order or decree to which the Company and the Company Subsidiaries are a party or otherwise binding upon the Company and such Company Subsidiaries that has the effect of (a) prohibiting or impairing (i) any business practice of the Company or any Company Subsidiary; (ii) any acquisition or disposition of property (tangible or intangible) by the Company or any Company Subsidiary; (iii) the conduct of business by the Company or any Company Subsidiary as presently conducted or contemplated to be conducted; or (b) otherwise limiting the freedom of the Company or any Company Subsidiary to engage in any line of business in any geography or to compete with any Person.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) Neither the Company the Company Subsidiaries own any real property, nor have the Company or the Company Subsidiaries ever owned any real property.

(b) Section 2.13(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property currently leased, subleased or licensed by or from the Company or the Company Subsidiaries or otherwise used or occupied by the Company or the Company Subsidiaries (the “Leased Real Property”).

(c) The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Leases”). Except as set forth in Section 2.13(c) of the Disclosure Schedule, all Leases are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Leases, any existing default, past due rentals, or event of default (or event which with notice or lapse of time, or both, could constitute a default). Neither the Company nor the Company Subsidiaries have received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any such Lease that, as of the date of this Agreement, has not been fully remedied and withdrawn.

(d) The Leased Real Property and all of its operating systems are (i) in good operating condition and repair, free from structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(e) The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable and (iii) the Liens set forth on Section 2.13(e) of the Disclosure Schedule. The tangible properties and assets, real, personal and mixed, used or held for use by the Company and the Company Subsidiaries constitute all right, title and interest in and to all properties and assets necessary for the conduct of the business of the Company and the Company Subsidiaries, as applicable, as currently conducted and as currently proposed to be conducted.

2.14 Intellectual Property.

(a) Section 2.14(a) of the Disclosure Schedule lists all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company and the Company Subsidiaries, indicating for each item, as applicable, the registration and/or application number, the registration and/or application date, the applicable filing jurisdiction, and any actions that must be taken by the Company or any Company Subsidiary within sixty (60) days of the Closing Date to maintain or prosecute the same (the “Company Registered Intellectual Property”). Each item of Company Registered Intellectual Property is valid, enforceable and subsisting, and neither the Company nor any Company Subsidiary has received notice in writing within the past five (5) years from any Person claiming that any Company Registered Intellectual Property is invalid, unenforceable or not subsisting. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents, assignments, and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining or prosecuting such Company Registered Intellectual Property in the name of the Company or the applicable Company Subsidiary. No litigation, cause of action or similar proceeding is pending as of the date hereof before any Governmental Entity with respect to the Company Registered Intellectual Property.

(b) The Company and Company Subsidiaries are the exclusive owner of all Company Intellectual Property and, except as set forth in Section 2.14(b) of the Disclosure Schedule, have the sole right to enforce the Company Intellectual Property. Except as set forth in Section 2.14(b) of the Disclosure Schedule, each item of Company Intellectual Property and Company Technology is free and clear of any Liens, other than non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business. After the Closing Date, all Company Intellectual Property and Company Technology will be fully transferable, alienable and licensable by Surviving Corporation or Parent without restriction.

(c) Each Person who is or was an employee, consultant or contractor of the Company or a Company Subsidiary, or who was involved in the invention, creation, reduction to practice, or development of any Company Intellectual Property or Company Technology during the course of such employee, consultant or contractor’s employment or engagement with the Company or a Company Subsidiary, to the Knowledge of the Company, has signed the Company’s or such Company Subsidiary’s standard form of employment agreement or has otherwise entered into a consulting or other written agreement that irrevocably assigns to the Company or such Company Subsidiary all right, title and interest in and to any Company Intellectual Property or Company Technology arising from that Person’s work for or on behalf of the Company or such Company Subsidiary. All such agreements are valid and enforceable against such Persons. No current or former stockholder, member, manager, officer, director, contractor or employee of the Company or any Company Subsidiary has made any formal written claim of ownership with respect to any Company Intellectual Property or Company Technology.

(d) The Company Intellectual Property along with the Contracts pursuant to which Intellectual Property Rights used in, held for, or necessary to the conduct of the Company’s or any Company Subsidiary’s business is licensed to the Company and the Company Subsidiaries (the “Inbound Licenses”) constitute all material Intellectual Property Rights necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted by the Company or such Company Subsidiary.

(e) Section 2.14(e) of the Disclosure Schedule lists all Inbound Licenses other than licenses for Software that: (i) are generally commercially available in executable or object code form pursuant to a nonexclusive license; and (ii) are licensed to the Company and the Company Subsidiaries on standard terms for less than one-hundred thousand dollars ($100,000) in the aggregate over the term of the license.

(f) Section 2.14(f) of the Disclosure Schedule lists all Contracts pursuant to which the Company or a Company Subsidiary grants to any Person a license to use or otherwise exploit any Company Intellectual Property or Company Technology, except for licenses to Third Party customers of the Company’s business made on Company’s standard form and in the ordinary course of business (the “Outbound Licenses” and, together with the Inbound Licenses, the “IP Contracts”).

(g) To the Knowledge of the Company, all IP Contracts are valid and enforceable against the applicable counterparty thereto. To the Knowledge of the Company, neither the Company nor the applicable Company Subsidiary is in breach of any IP Contract. Neither the Company nor any Company Subsidiary has received within the past five (5) years a notice in writing of breach of any IP Contract from any counterparty thereto. To the Knowledge of the Company, no counterparty to any IP Contract is in breach thereof.

(h) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as it is currently conducted by Company does not infringe or misappropriate any Intellectual Property Rights of any Person. Neither the Company nor any Company Subsidiary has received notice in writing within the past five (5) years from any Person claiming that the operation of the business of the Company, any Company Technology or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person.

(i) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property (except as would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect).

(j) The Company and each Company Subsidiary has taken commercially reasonable steps to protect the Company’s and such Company Subsidiary’s trade secrets, and, to the Knowledge of the Company, such trade secrets have not been used by or disclosed to any Person, except pursuant to a bona fide valid and enforceable non-disclosure agreement that has not been breached by such Person.

(k) Except as set forth in Section 2.14(k) of the Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution, hospital, research center, military or Governmental Entity was used in the development of the Company Intellectual Property or Company Technology and no Governmental Entity, university, college, other educational institution or research center has any claim or right of ownership in or to the Company Intellectual Property or Company Technology.

(l) The Company has made available to Parent copies of all letters of approval, certificates of completion, supplements or amendments thereto for any material grant, loan or other assistance from any Governmental Entity (each a “Government Grant”), granted to the Company or any Company Subsidiary and all material correspondence related thereto, including the most recent and updated status of account report (titled “Keren Tmura Status of Account”) from the Israel Innovation Authority. The Company and any Company Subsidiary is in compliance, in all material respects, with the terms and conditions of the Government Grants and have duly fulfilled all the undertakings relating thereto and no event has occurred or circumstances exist that would reasonably be expected to result in the revocation or modification of any Government Grants.

(m) The Company and each Company Subsidiary have taken commercially reasonable steps designed to safeguard the availability and security of the IT Assets owned by the Company or any Company Subsidiary, including, without limitation, maintaining business continuity, backup and disaster recovery policies. There have been no internal or external audits of the IT Assets or the Company’s or the Company Subsidiaries’ privacy, data protection or security practices in which material deficiencies or issues of non-compliance were noted that have not been contained in all material respects (except as would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect).

(n) Except as set forth on Section 2.14(n) of the Disclosure Schedule, no Company Product contains or is derived from any Software that is governed by an Open Source License. Neither the Company nor any Company Subsidiary have made any Company Intellectual Property or Company Technology available under an Open Source License or contributed any Company Intellectual Property or Company Technology to any open source project.

(o) The Company and the Company Subsidiaries maintain written policies regarding privacy, cyber security and data security that are commercially reasonable (such policies, collectively, the “Privacy and Security Policies”). To the Knowledge of the Company, the Company and the Company Subsidiaries obligate all third-party service providers, outsourcers or any Person who receives Personal Information from the Company or any Company Subsidiary on its behalf to comply, in all material respects, with Data Protection and Security Laws. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have entered into data processing agreements and business associate agreements with such Persons and with customers where required by Data Protection and Security Laws and have complied with the material terms of those agreements (except as would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect).

(p) To the Knowledge of the Company, the IT Assets owned by the Company or any Company Subsidiary (i) are sufficient, in all material respects, for the existing needs of the Company and the Company Subsidiaries, and (ii) are, in all material respects, in good working condition to perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted. There have been no internal or, to the Knowledge of the Company, external audits of the IT Assets or the Company’s or any Company Subsidiary’s privacy, data protection or security practices in which material deficiencies or material issues of non-compliance were

(q) To the Knowledge of the Company, none of the IT Assets owned, used or held for use by the Company or any Company Subsidiary contain or make available any Malicious Code.

(r) Section 2.14(r) of the Disclosure Schedule lists each Privacy and Security Policy of each of the Company and the Company Subsidiaries in effect at any time during the preceding three (3) years and identifies the period of time during which such Privacy and Security Policy was or has been in effect.

(s) Neither the Company nor any Company Subsidiary is now nor has it ever been a member of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or such Company Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property or Company Technology.

2.15 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 2.15(a) of the Disclosure Schedule (specifying the appropriate subsection of this Section 2.15(a)), neither the Company nor any Company Subsidiary is a party to or bound by, nor does the Company nor any Company Subsidiary have any continuing obligations under:

(i) any Contract to grant any severance or termination pay (in cash or otherwise) to any Employee or Consultant in excess of $100,000;

(ii) any agreement, plan or other Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or any Related Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iii) any collective bargaining, union or works council agreement or any other Contract (each a “Labor Contract”) with a union, trade union, works counsel, or any other labor-relations entity (each a “Labor Entity”);

(iv) any Manufacturing or supply agreements (and associated quality agreements), sponsored research agreements, collaboration agreements, grant agreements, pharmacovigilance agreements, clinical study agreements, medical information agreements, any agreements with a contract research organization or other provider of clinical trial or related services (excluding non-disclosure agreements with any such contract research organization or other provider of clinical trial or related services), or any other agreement related to research, studies and tests conducted by or on behalf of the Company or its Affiliates;

(v) any lease of personal property requiring annual payments in excess of $25,000;

(vi) any Contract that imposes surety, guaranty or indemnification obligations on the Company or any Company Subsidiary;

(vii) any Contract relating to capital expenditures and involving future payments in excess of $75,000 individually or $200,000 in the aggregate;

(viii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business consistent with past practice;

(ix) any Contract under which the Company’s or any Company Subsidiary’s obligations continue for a period longer than twelve (12) months and is not cancelable without penalty upon notice of thirty (30) days or less;

(x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(xi) any purchase order or Contract for the purchase of materials involving in excess of $75,000 individually or $200,000 in the aggregate;

(xii) any reseller, referral, advertising, agency, dealer, distributor, joint marketing, joint venture, partnership or strategic alliance Contract;

(xiii) any Contract, including any Contract to exclusively negotiate with, or grant right or right of first refusal or first offer to, any Person (other than Parent) related to the acquisition of the Company or any Company Subsidiary;

(xiv) any Contract pursuant to which the Company or any Company Subsidiary has undertaken to, or pursuant to which the receipt of revenue by the Company or any Company Subsidiary is contingent upon, deliver products or service offerings not in commercial existence as of the date of this Agreement, and specifically not contingent upon the release of any new product or new version of an existing product;

(xv) any Contract between the Company or any Company Subsidiary and a customer or partner of the Company or such Company Subsidiary pursuant to which paid fees must be refunded, payment of fees is contingent upon or an agreement may be terminated in the event a specified return on investment or similar success measure for use of the products or service offerings offered by the Company or such Company Subsidiary is not achieved;

(xvi) any Contract (a) limiting the freedom of the Company or any Company Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property, or (b) under which the Company or such Company Subsidiary grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person;

(xvii) any Contract providing for the development of any Company Technology, excluding any Contract between the Company or a Company Subsidiary and an Employee or Consultant entered into on the Company’s or such Company Subsidiary’s standard form of employment or consulting agreement that has been made available to Parent;

(xviii) any other Contract, including any service, operating or management agreement or arrangement with respect to any Leased Real Property, that involves $75,000 individually or $200,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days;

(xix) any Government Contract or Government Grant; or

(xx) any Contract with any Material Customer or Material Supplier.

(b) True, correct and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.15 (each, together with any Contract scheduled, or required to be scheduled, in connection with the representations set forth in Sections 2.12, 2.13, 2.14, 2.16, 2.21, a “Material Contract” and collectively, the “Material Contracts”) have been made available to Parent. Each Material Contract is a valid and binding agreement of the Company or such Company Subsidiary enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or such Company Subsidiary and, to the Knowledge of the Company, the other parties thereto. The Company and each Company Subsidiary is in compliance with, and has not materially breached, violated or defaulted under, or received written notice that a counterparty asserts that the Company or such Company Subsidiary has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor, to the Knowledge of the Company, is any party obligated to the Company or any Company Subsidiary pursuant to any such Contract subject to any material breach, violation or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by the Company or such Company Subsidiary or any such other party.

2.16 Certain Relationships and Related Transactions. None of the officers or directors of the Company and the Company Subsidiaries and none of the Employees or Stockholders, nor, to the Knowledge of the Company, any immediate family member of an officer, director, Employee or Stockholder or any trust, partnership, or corporation in which any of such Persons has or has had an interest or is otherwise an Affiliate of (each, an “Interested Party”), has or has had, directly or indirectly any ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that (a) competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than five percent (5%) of the stock of any publicly-traded corporation) or (b) purchases from or sells or furnishes to the Company or any Company Subsidiary, any goods or services. None of such officers, directors, Employees, Stockholders or immediate family members of the foregoing is a party to or, to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any such Company Subsidiary or any of its assets or properties may be bound or affected, other than (a) normal employment, compensation and benefit arrangements for services as an officer, director or employee thereof, (b) the Related Party Debt, or (c) the items listed on Section 2.16 of the Disclosure Schedule. To the Knowledge of the Company, none of such officers, directors, Employees, Stockholders or immediate family members of the foregoing has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in the business of the Company or the Company Subsidiaries as currently conducted, except for the rights of Stockholders under applicable Law. To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification between or among any of the Stockholders. All transactions pursuant to which any Interested Party has purchased any services, products, Technology or Intellectual Property Rights from, or sold or furnished any services, products, Technology or Intellectual Property Rights to, the Company or any Company Subsidiary, have been on an arm’s-length basis on terms no less favorable to the Company or such Company Subsidiary that would be available from an unaffiliated party.

2.17 Governmental Authorization. Each material approval, certificate, plan, order, decision, decree, agreement, notification, consent, registration, license, permit, grant or other authorization (“Consent”) (a) pursuant to which the Company and each Company Subsidiary currently operates or holds any interest in any of its properties, or (b) that is required for the operation of the Company’s and each Company Subsidiary’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or such Company Subsidiary, as the case may be. The Company and each Company Subsidiary is, and has been in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all of the Consents required to permit the Company and each Company Subsidiary to operate or conduct its business or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation that may adversely change or terminate such Company Authorizations by virtue of completion of the Merger.

2.18 Litigation. Except as set forth on Section 2.18 of the Disclosure Schedule, there is not an Action of any nature pending, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, their properties (tangible or intangible) or any of their officers or directors, nor, to the Knowledge of the Company, is there any reasonable basis therefor. No allegations of sexual harassment have been made to the Company or any Company Subsidiary against any officer, director, employee or agent in his or her capacity as such, and to the Knowledge of the Company, there is no reasonable basis therefor. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, any of their properties (tangible or intangible) or any of their officers or directors (in their capacities as such) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Company Subsidiary to conduct their operations as presently or previously conducted or as currently contemplated to be conducted. Except as set forth on Section 2.18 of the Disclosure Schedule, there is no Action, of any nature pending or, to the Knowledge of the Company, threatened in writing against any Person who has a contractual right or a right pursuant to the DGCL or any other applicable Law to indemnification from the Company or any Company Subsidiary related to facts and circumstances existing prior to the Effective Time.

2.19 Minute Books. Except as would not have a Company Material Adverse Effect, the minute books of the Company and each Company Subsidiary have been made available to Parent, are complete and up-to-date, and contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders and the Board (and any committees thereof) since the time of incorporation of the Company and such Company Subsidiary. The Company and each Company Subsidiary has made and kept material business records, personnel records, accounting records, Tax records and other similar books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects. At the Closing, all minute books of the Company and the Company Subsidiaries and the Books and Records will be in the possession of the Company (or Parent and its designee(s)).

2.20 Brokers’ and Finders’ Fees; Third Party Expenses. Except for the fees payable to Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) and the Mentor Group, neither the Company nor any Company Subsidiary has incurred, nor will such entity incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Transactions, nor will Parent, Bioventus, Bioventus Parent, Merger Sub or the Surviving Corporation incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or the Company Subsidiaries.

2.21 Employee Matters, Benefit Plans and Compensation.

(a) Schedule. Section 2.21(a) of the Disclosure Schedule contains a true, correct and complete list of each material Company Employee Plan, a copy of which has been made available to Parent. The Company has not made any plan or commitment to (i) establish any new Company Employee Plan; (ii) to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement); or (iii) to adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan other than routine payments to be made in the ordinary course consistent with prior practices with respect to existing arrangements. The Company has made available a true, correct and complete list of the current Employees, as of January 1, 2021 (the “Employee Reference Date”), of the Company and each Company Subsidiary and which provides the following information for each such Employee: (1) the Employee’s current salary or for hourly employees, their hourly rates currently in place, the total salary or wages paid in 2020; (2) any bonus paid to each Employee in 2020 and, if applicable 2021, any bonus amount owed to or accrued for each Employee as of the Employee Reference Date, and target bonus opportunity for each such year, or any commission paid to the Employee in 2020, and if applicable, 2021, any commission owed to or accrued for each Employee as of the Employee Reference Date, and current commission opportunity; (3) the first date of employment for such Employee; (4) the location where such Employee performs services; (5) the title or position held by such Employee; (6) such U.S. Employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act or similar state or local Laws, and any similarly applicable designation for non-U.S. Employees; (7) whether the employee is full-time, part-time, temporary, and indication whether the Employee is currently on a leave of absence, including a furlough; and (8) service credited for purposes of vesting and eligibility to participate under any Company Employee Plan. The Company and each Company Subsidiary is in compliance in all material respects with all of its Employee Agreements and Consultant Agreements. As of the date hereof, the Company has not received written notice of the existence of any event or breach on the part of the Company or any Company Subsidiary under any Employee Agreement or Consultant Agreement. Since January 1, 2020 to the date hereof, neither the Company nor any Company Subsidiary has received written notice of the existence of any event, breach or circumstance that might constitute “good reason” under any Employee Agreement to which the Company or any of Company Subsidiary is party or by which the Company or any of Company Subsidiary is bound.

(b) Documents. The Company has made available to Parent (i) true, correct and complete copies of all current plan documents embodying each Company Employee Plan (including each International Employee Plan, if any) including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence to or from any governmental agency in the last three (3) years relating to any Company Employee Plan; (vii) a copy of the standard COBRA forms and related notices currently in use by applicable Company Employee Plans; (viii) copies of the current ERISA fidelity bond for the Company’s 401(k) Plan; (ix) all ERISA coverage and nondiscrimination test reports and summaries for each applicable Company Employee Plan for the three most recent plan years; and (x) all IRS determination or opinion letters issued with respect to each Company Employee Plan.

(c) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and, to the Knowledge of the Company, there has been no default or violation by any other party to, any Company Employee Plan. Neither the Company nor any Company Subsidiary has any liability under ERISA or the Code by virtue of being an ERISA Affiliate of any other Person. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, statutes, Orders, rules and regulations, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and there has been no event, condition or circumstance that could reasonably be expected to adversely affect its tax-qualified status. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. With respect to each Company Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA, the Company complies in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder, and neither the Company nor any ERISA Affiliate has incurred, and nothing has occurred, and no condition or circumstance exists, that could subject the Company or any ERISA Affiliate to any penalty or Tax under Code Section 4980D or 4980H. There are no actions, suits or claims pending, threatened or, to the Knowledge of the Company, reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no Actions pending or threatened by the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan. The Company and each ERISA Affiliate, as applicable, has timely made, in all material respects, all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) Bonus and Commissions. The Company and each Company Subsidiary is in compliance in all material respects with all of its bonus, commission and other compensation plans or arrangements with all Employees and Consultants and, except as set forth in Section 2.21(d) of the Disclosure Schedule has paid any and all amounts required to be paid prior to the Closing under such plans or arrangements and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(e) No Pension Plan or Funded Welfare Plans or MEWAs. The Company has never maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of, any (i) Pension Plan, including a plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries nor does the Company have any such liability as a result of being an ERISA Affiliate of any other Person.

(f) No Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA). The Company has not maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code or any employee benefit plan sponsored or maintained by a professional employer organization (PEO) or similar entity.

(g) No Retiree Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by Law.

(h) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service will (i) result in any payment (including severance, golden parachute, bonus, unemployment compensation or otherwise) becoming due to any Employee payable by the Company or any Company Subsidiary (other than payments and benefits for amounts accrued prior to termination), (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Company Subsidiary, or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code or otherwise a required by Law.

(i) Employment Matters. The Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable, federal, state local, and foreign Laws (including the Dutch Working Conditions Act (Arbeidsomstandighedenwet)), Employee Agreements and Consulting Agreements and collective bargaining agreements, rules and regulations respecting employment, employment practices, terms and conditions of employment, hiring, promotion and termination of employees, labor relations, collective bargaining, worker classification, Tax withholding and declaration and any other related Tax matters, unemployment insurance, prohibited discrimination, prohibited harassment, prohibited retaliation, equal employment, fair employment practices, religious accommodation, employee privacy, meal and rest periods, immigration status, occupational safety and health, child labor, disability (including accommodations for disabilities), workers compensation, leaves of absence, paid sick leave, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has in all material respects withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay, vacation pay, sick pay, or other paid-time-off, or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and each Company Subsidiary is and has been in compliance in all material respects with all immigration Laws, including Form I-9 requirements and any applicable E-Verify obligations. To the Knowledge of the Company, all Employees are authorized under applicable Law to provide services where they are currently located or currently provide services to the Company, except as would not result in a material liability to the Company and the Company Subsidiaries. There are no Actions pending or threatened in writing against the Company or the Company Subsidiaries or any of their Employees relating to any Employee or Company Employee Plan other than routine claims for benefits. There are no pending or threatened in writing claims or actions against the Company, any Company Subsidiary or any Company trustee under any worker’s compensation policy or long-term disability policy other than routine claims for benefits. Neither the Company nor any Company Subsidiary is a party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Entity with respect to employment practices. All individuals characterized and treated by the Company and the Company Subsidiaries as independent contractors or consultants, including the Consultants, are properly treated as independent contractors under all applicable Laws in all material respects, and all Employees classified as exempt under the Fair Labor Standards Act and similar state and local Laws are properly classified as exempt in all material respects. The Company has no material Liability with respect to any misclassification of any person as an independent contractor or consultant rather than as an employee, with respect to any person currently or formerly classified as exempt from overtime and minimum wages.

(j) Israeli Employees. Without limiting the other provisions of this Section 2.21, with respect to the employees of the Israeli Company Subsidiary (“Israeli Employees”), unless otherwise noted in Section 2.21(j) of the Disclosure Schedule: (i) the employment of each such Israeli Employee is subject to termination upon not more than thirty (30) days’ prior written notice, (ii) there are no unwritten policies, practices or customs that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses or the payment of statutory severance pay when it is not required under applicable Laws), (iii) all amounts that the Israeli Company Subsidiary is legally or contractually required either (x) to deduct from such Israeli Employees’ salaries or to transfer to such Israeli Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from its Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli Tax Ordinance and the Israeli National Insurance Law, 1990, or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and any Israeli Company Subsidiary is not delinquent in making any such deduction, transfer, withholding or payment, (iv) any Israeli Company Subsidiary is in compliance in all material respects with all Laws and Contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to the Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the

Salary Protection Law, 1958, and the Law of Increased Enforcement of Labor Laws, 2011, (v) no Israeli Employee is on a statutory or non-statutory leave of absence or has given notice of his or her intention to go on a leave of absence, and (vi) the termination of the employment of no Israeli Employee is prohibited or requires a special permit under applicable Law as a result of the Israeli Employee’s personal or leave status or otherwise. Any Israeli Company Subsidiary does not engage minors, students, interns or foreign employees in Israel. Except for extension orders (tzavei harchava) applying to all employees in the State of Israel, any Israeli Company Subsidiary is not subject to, and no Israeli Employee benefits from, any extension order or collective agreement. The Company has made available to Parent (A) copies of all material agreements with Israeli human resource contractors or with Israeli consultants, sub-contractors, or freelancers, and (B) copies of material manuals and material written policies relating to the employment of Israeli Employees. Except as set forth in Section 2.21(j) of the Disclosure Schedule, during the past twelve (12) months and to the date hereof, no Israeli Employee is or has been on maternity or parental leave, or furlough or unpaid leave, or has had during the last nine months a reduction in scope of work hours or days and/or reduction in salary and compensation. The obligations of any Israeli Company Subsidiary to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law, 1963 and vacation pursuant to the Israeli Annual Leave Law, 1951 and any Contract or Employee Plan are fully funded or accrued on the Company’s financial statements, and all Israeli Employees have been subject to the provisions of Section 14 of the Israeli Severance Pay Law, 1963 with respect to one hundred percent (100%) of the salary for which severance pay is due under the Israeli Severance Pay Law from the date of commencement of their employment with the Company.

(k) Labor. No work stoppage, slowdown, concerted refusal to work overtime, labor strike, or other labor dispute against the Company or any Company Subsidiary is pending or threatened in writing. To the Knowledge of the Company, there are no activities or proceedings of any Labor Entity to organize any Employees. There are no Actions, labor disputes or grievances pending or threatened in writing relating to any labor matters involving any Employee, including charges of unfair labor practices or any similar conduct or disputes. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar Law. Neither the Company nor any Company Subsidiary is presently, nor have they been in the past, a party to, or bound by, any Labor Contract with respect to Employees and no Labor Contract is being negotiated by the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries have taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act or similar state or local Law (“WARN”), issued any notification of a plan closing or mass layoff required by WARN, or incurred any liability or obligation under WARN that remains unsatisfied. No actions taken prior to the Closing would trigger any notice or other obligations under WARN. The Dutch Company Subsidiary has not announced or taken any action to implement any reorganization, closure of business or other measures that would materially impact the employment situation (including but not limited to a collective dismissal (collectief ontslag)).

(l) No Interference or Conflict. To the Knowledge of the Company, no Stockholder, director, officer, Employee or Consultant of the Company or any Company Subsidiary is obligated under any Contract or agreement, or subject to any judgment, decree, or Order of any Court or Governmental Entity, that would interfere with such Person’s efforts to promote the interests of the Company or any Company Subsidiary or that would interfere with the Company’s or the Company Subsidiaries’ business.

(m) International Employee Plan. Neither the Company nor any Company Subsidiary has ever sponsored or maintained any International Employee Plan (excluding any statutorily required arrangements).

(n) Parachute Payments. There is no agreement, plan, arrangement or other Contract with any Employee or covering any Employee, considered individually or considered collectively with any other such Contracts, that will give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

2.22 Insurance. Section 2.22 of the Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company or any ERISA Affiliate (such policies and bonds, collectively, the “Insurance Policies”). The Insurance Policies are, and will remain, in full force and effect, and shall continue to provide the same level of coverage for claims made or arising on or after the Closing as such policy provides coverage for claims made or arising prior to the Closing, after the consummation of the Transactions. There is no material claim by the Company or any ERISA Affiliate pending under any of such Insurance Policies as to which coverage is being questioned, denied or disputed by the underwriters of such Insurance Policies. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. Neither the Company nor any ERISA Affiliate has ever filed any claim under any of such policies or bonds, and to the Knowledge of the Company, there has been no occurrence that would reasonably be expected to give rise to any such claim. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of the Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened in writing termination of, or pending premium increase with respect to, any of the Insurance Policies.

2.23 Compliance with Laws. The Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable Laws to which the Company, such Company Subsidiary, its properties and assets and its business and marketing and sales activities, as currently conducted and as currently contemplated to be conducted, are subject and are not in violation of any applicable Law. Neither the Company nor any Company Subsidiary has received any written notice (whether formal or informal, including whistleblower or similar complaints) of any material violation with respect to any applicable Law.

2.24 Company Products.

(a) The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the products designed, manufactured, distributed, marketed, exclusively licensed, or branded by or for the Company or any Company Subsidiary (the “Company Products”) to meet the requirements set forth in applicable contractual commitments and express and implied warranties in an amount that in the aggregate is in excess of the reserve for warranty claims set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(b) No Company Product sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity except for any guaranty, warranty or other indemnity that is imposed by Law or the applicable standard terms and conditions of sale of the Company as in effect at the time of sale.

(c) Each Company Product manufactured, sold, leased or delivered since January 1, 2017 is and has been manufactured, sold, leased or delivered in conformity in all material respects with applicable Law and the Company’s applicable product specifications, requirements set forth in applicable contractual commitments, express and implied warranties, and all applicable standards for quality and workmanship prescribed by Law.

(d) Section 2.24(d) of the Disclosure Schedule sets forth true, correct and complete copies of the standard forms of product warranties and guaranties provided by the Company with respect to Company Products (the “Standard Warranties”). Except as set forth on Section 2.24(d) of the Disclosure Schedule, there have been no material deviations from the Standard Warranties related to or in connection with the sales of any Company Products sold since the Applicable Date.

2.25 Inventory.

(a) All items of inventory included in the Company’s assets reflected on the Current Balance Sheet or acquired after the Balance Sheet Date and prior to the Closing Date are merchantable, fit for the purposes for which it was procured or Manufactured and consist of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with the Accounting Principles and consistent with past practice of the Company and the Company Subsidiaries.

(b) The inventory included in the Company’s assets reflected on the Current Balance Sheet or acquired after the Balance Sheet Date and prior to the Closing Date contains sufficient quantities for the operation of the business as currently conducted by the Company and the Subsidiaries, consistent with past practice. Neither the Company nor any Company Subsidiary has engaged in any “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that in each case is intended or would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns of the Company’s business during the twelve months prior to the date of this Agreement.

2.26 Regulatory Matters.

(a) The Company and the Company Subsidiaries have complied, and are complying, in all material respects with, and have commercially reasonable internal controls to ensure compliance with, all applicable Laws with respect to their businesses and the Company Products including: (i) any applicable FDA investigational device exemption, institutional review board or ethics committee approval (collectively, an “IRB Approval”), premarket approval, 510(k) clearance, de novo classification request, reclassification order, CE mark, or the foreign equivalent of any of the preceding; (ii) all Healthcare Laws; and (iii) all Medical Device Laws.

(b) Since the Applicable Date, neither the Company nor any Company Subsidiary have received any written notification or communication from any Governmental Entity, including the Department of Justice, CMS and the Office of Inspector General for HHS, of noncompliance by, or liability of the Company under, any Healthcare Laws or Medical Device Laws.

(c) There are no material Actions (including any administrative proceeding, prosecution, injunction, seizure, civil penalty, or debarment action) pending or threatened in writing by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of the Company and the Company Subsidiaries, and to the Knowledge of the Company there are no facts, circumstances or conditions that could reasonably form the basis of any such material Action. Since the Applicable Date, neither the Company nor any Company Subsidiary has received written notice of, or been subject to, any material adverse inspectional finding, data integrity review, safety alert, mandatory or voluntary recall, investigation, penalty, fine, reprimand, sanction, injunction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, FDA Form 483 or other compliance or enforcement notice, communication or correspondence from FDA or any other Governmental Entity (including any notified body) related to its business or any Company Product other than those communications received in the normal course. Neither the Company nor any Company Subsidiary has entered into any consent decree or order pursuant to any Medical Device Law, and neither the Company nor any Company Subsidiary is a party to any judgment, decree or judicial or administrative order pursuant to any Medical Device Law.

(d) The Company and the Company Subsidiaries have complete and up-to-date copies of all material regulatory submissions and permits related to the Company Products, including all investigational device exemptions, IRB Approvals, premarket approval applications, 510(k) premarket notifications, de novo classification requests and CE marks and any material supplements or amendments to any of the preceding, including any letters to file documenting a decision not to file a new submission.

(e) Neither the Company nor any Company Subsidiary, nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, deferred prosecution or non-prosecution agreement, consent decree or other formal or informal agreement with any Governmental Entity concerning compliance with Healthcare Laws.

(f) The Company and the Company Subsidiaries are and, since the Applicable Date, have been in material compliance with, and each Company Product has been designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, exported, distributed and processed in material compliance with, applicable Medical Device Laws, including Quality System Regulation requirements.

(g) The Company and each Company Subsidiary has all accreditations required by CMS to conduct their business and operations as currently conducted.

(h) To the Knowledge of the Company, the Company and the Company Subsidiaries have all material Consents, including any licenses, approvals, registrations, CE marks, clearances, permits or investigational device exemptions for any products requiring such an exemption, that are required under the Medical Device Laws and Healthcare Laws for the operation of the business of the Company and the Company Subsidiaries, and such Consents (i) are valid and in full force and effect, (ii) have not been reversed, stayed, set aside, annulled, or suspended, and are not subject to any investigation by a Governmental Entity to revoke, stay, set aside, annul or suspend any such Consents and (iii) are not subject to any adverse conditions or requirements that are not generally imposed on the holders thereof. The Company and Company Subsidiaries have been and are in material compliance with the terms of each such Consent. To the Knowledge of the Company, all material applications required to have been filed for the renewal of such Consents have been duly filed with the appropriate Governmental Entity, and all other material filings required to have been made with respect to such Consents have been duly made on a timely basis with the appropriate Governmental Entity.

(i) None of the Company Products is currently or, since the Applicable Date, has been subject to a material recall, removal, market withdrawal or any other corrective action that would require a report to FDA under 21 C.F.R. Parts 803 and 806 (collectively, a “Recall”), nor is any Recall of any Company Product currently under consideration by the Company or any Company Subsidiary. To the Knowledge of the Company, no manufacturer or supplier of a Company Product is considering a Recall with respect to a Company Product. To the Knowledge of the Company, since the Applicable Date, the Company and the Company Subsidiaries have not been materially restrained in their ability to manufacture, process, distribute, supply, import, market or sell any of the Company Products. To the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause any: (i) seizure, withdrawal, Recall, import detention, field removal or correction, safety alert or suspension of manufacturing or distribution relating to any Company Product; or (ii) change in the labeling of any Company Product.

(j) Each of the Company and the Company Subsidiaries has made all material notifications, submissions, responses and reports required by Medical Device Laws, including any report required pursuant to 21 C.F.R. Parts 803 and 806, any such obligation arising under any FDA inspection, FDA warning letter or comparable action by other Governmental Entities, and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Entity. To the Knowledge of the Company, neither the Company nor any Company Subsidiary or employees have (i) made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Entity, or in any records or documentation prepared or maintained to comply with the applicable Laws, with respect to its business or any Company Product; (ii) committed an act, made a statement of material fact, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to cause the FDA or any other Governmental Entity to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto; or (iii) failed to disclose a material fact required to be disclosed to any Governmental Entity. Since the Applicable Date, neither the Company nor any Company Subsidiary nor any of their officers, directors and employees (in each case, in their capacity as such) have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Entity.

(k) Neither the Company nor any Company Subsidiary nor any of their officers, directors, managing employees (as those terms are defined in 42 C.F.R. §1001.2), nor, to the Knowledge of the Company, employees or agents (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Healthcare Program or any federal or state felony offense (as defined in 42 C.F.R. § 424.535(a)(3)(i)) within the last ten (10) years or has been the subject of any other Final Adverse Action (as defined in 42 C.F.R. §424.502) in the last five (5) years; (ii) has been assessed or, to the Knowledge of the Company, threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 C.F.R. Part 1003, or (iii) to the Knowledge of the Company, is the target or subject of any current or threatened investigation relating to any Governmental Healthcare Program-related offense or Final Adverse Action (as defined in 42 C.F.R. §424.502). Neither the Company nor any Company Subsidiary nor any of their officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), employees or, to the Knowledge of the Company, agents (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, (a) has been debarred, excluded or suspended under any Law, including under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001 or, to the Knowledge of the Company, is the subject of a proceeding that is likely to result in such debarment, exclusion, or suspension; or (b) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(l) To the Knowledge of the Company or any Company Subsidiary, no person has commenced or, since the Applicable Date, threatened against the Company or any Company Subsidiary any Action relating to any Healthcare Law under any federal or state whistleblower statute, including under the federal civil False Claims Act (31 U.S.C. § 3729 et seq.).

(m) The Company and the Company Subsidiaries have adopted a code of conduct and have an operational healthcare compliance program covering the seven elements of an effective compliance program as described in Compliance Program Guidance published by the Office of Inspector General for HHS, which governs all employees and agents.

(n) The Company and the Company Subsidiaries are in compliance, in all material respects, with the Data Protection and Security Laws applicable to the business of the Company and the Company Subsidiaries or to the Personal Information Processed by the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is currently involved in, or, to the Knowledge of the Company, the subject of, any written Actions related to violation of any Data Protection and Security Laws, and, to the Knowledge of the Company, there are no facts or circumstances that form the basis for any such Actions. The Company and the Company Subsidiaries have, in all material respects, provided all requisite notices, obtained all required consents and satisfied all other requirements for the Processing of Personal Information that are necessary for the conduct of business as currently conducted and in connection with the consummation of the Transactions. The Company has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) during the past three years.

(o) The Company and the Company Subsidiaries maintain reasonable organizational, physical, administrative and technical measures to protect the integrity and security of all Personal Information and other proprietary or confidential data and information, in any format and the IT Assets, against unauthorized access, acquisition, modification or use by any third party (collectively, “Misuse”). The Company and the Company Subsidiaries maintain a written information security program that complies, in all material respects, with 45 C.F.R. Part 164, Subpart C. The Company and the Company Subsidiaries have not experienced (nor, to the Knowledge of the Company, have any third parties acting on behalf of the Company or any Company Subsidiary experienced) any material Security Incident, including any breach of unsecured Protected Health Information, and, to the Knowledge of the Company, no such material Security Incident is threatened, in each case, for which the Company and the Company Subsidiaries have notified, or been required to notify, any Person of any Security Incident.

(p) There are not presently pending, nor, to the Knowledge of the Company, threatened, any material civil, criminal or administrative actions or suits alleging any hazard or defect in design, manufacture, assembly, installation, materials or workmanship with respect to any Company Product, including failure to warn or breach of any express or implied warranty or representation.

(q) The studies, non-clinical laboratory studies, animal studies, tests, preclinical trials and clinical trials, if any, conducted by or on behalf of, or (if applicable) sponsored by, the Company were and, to the extent still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, standard medical and accepted professional scientific research procedures and standards, and Medical Device Laws (including the applicable requirements of good laboratory practices or good clinical practices, International

Conference on Harmonization E6-Good Clinical Practices Consolidated Guideline, FDA regulations, including 21 C.F.R. Parts 50, 54, 56, 58 and 812, and equivalent regulations of other Governmental Entities, as applicable). The Company has not received written notices or correspondence or other communication from an institutional review board, an ethics committee, a data monitoring committee, similar organization overseeing the conduct of clinical or other studies, the FDA or any other Governmental Entity exercising comparable authority that has ordered or commenced any action to place a clinical hold order on, or otherwise terminate, delay, limit, modify or suspend any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company, or, to the Knowledge of the Company, alleged any material violation of any Medical Device Laws in connection with any preclinical or clinical studies, trials or tests.

(r) Each of the Company and the Company Subsidiaries is, and since the Applicable Date, has been, (i) qualified for participation in, and has current and valid supplier and provider contracts or enrollments with, each of the Governmental Healthcare Programs with which it participates or from which it receives, or has received, reimbursement (each, a “Governmental Program Agreement”) and no limitation, suspension, or termination of those Governmental Program Agreements, or participation in any Governmental Healthcare Program is pending, or to the Knowledge of the Company, threatened, (ii) in compliance in all material respects with the conditions of participation or requirements applicable with respect to its participation, submission of claims to and receiving reimbursement from, such Governmental Healthcare Programs and (iii) eligible for, and is receiving, payment under such Governmental Healthcare Programs for services rendered to qualified beneficiaries. Section 2.26(r) of the Disclosure Schedule sets forth a true and correct list of all National Provider Identifiers and all supplier or provider numbers of the Company and each Company Subsidiary with each Governmental Healthcare Program in which the Subsidiary participates. Neither the Company nor any Company Subsidiary has received any notices or demands from any Governmental Healthcare Program or Governmental Entity, or any agent thereof, of any audits, overpayments, fraudulent billing, requests for repayment or refund, offsets or recoupments against future reimbursement, nor, to the Knowledge of the Company, are there any outstanding overpayments or obligations to repay or refund reimbursement received by any Subsidiary to any Governmental Healthcare Program. Any identified overpayments have been appropriately repaid to the applicable Governmental Healthcare Program and individuals, in accordance with applicable Law and the terms and conditions of the applicable Governmental Healthcare Program(s). To the extent the Company or the Company Subsidiaries have waived or discounted any patient or beneficiary copayments, deductibles or other cost-sharing obligations required by any Governmental Healthcare Program, such waivers or discounts have, to the Knowledge of the Company, been in compliance with applicable Healthcare Laws.

(s) Each of the Company and the Company Subsidiaries has current and valid contracts in place with each Payor with which it participates (each, a “Payor Agreement”) and has materially complied with the material terms and conditions of each such Payor Agreement. Each Payor Agreement is in full force and effect, and no limitation, cancelation, suspension, termination of any Payor Agreement or any exclusion of the Company’s or any Company Subsidiary’s participation with any Payor is pending or, to the Knowledge of the Company, threatened. Other than as arising in the ordinary course of business, neither the Company nor any Company Subsidiary has received any notices or demands from any Payor, or any agent thereof, of any audits, overpayments, fraudulent billing, requests for repayment or refund, offsets or recoupments against future reimbursement, nor, to the Knowledge of the Company, are there any outstanding overpayments or obligations to repay or refund reimbursement received by any Subsidiary to any Payor. Any identified overpayments have been appropriately repaid to the applicable Payor(s) and individuals, in accordance with applicable Law and, if applicable, the terms and conditions of the applicable Payor Agreement. To the extent the Company or the Company Subsidiaries have waived or discounted any patient or beneficiary copayments, deductibles or other cost-sharing obligations, such waivers or discounts have, to the Knowledge of the Company, been in compliance with applicable Laws and, to the extent applicable, Payor Agreements.

(t) Neither the Company nor any Company Subsidiary has introduced in commercial distribution or exported from or to any jurisdiction, including from and to the U.S., within the past five (5) years any Company Products that were upon their shipment by the Company or any Company Subsidiary adulterated or misbranded in violation of 21 U.S.C. § 331 or comparable foreign Law except to the extent such shipment(s) would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(u) Each of the Company’s and the Company’s Subsidiaries’ facilities are registered with the FDA or comparable foreign counterpart and each Company Product is listed with the FDA under the applicable FDA registration and listing regulations for medical devices or comparable foreign Law.

(v) The Company has made available a true, correct and complete copy of the 510(k) Notification, as it was submitted to the FDA on December 28, 2020, which to the Knowledge of the Company, has been accepted for filing by the FDA, and is currently under review by the FDA. The Company has made available a true, correct and complete copy of all subsequent correspondence to or from FDA related to the 510(k) Notification.

2.27 Export and Import Control Laws.

(a) The Company and each Company Subsidiary has, at all times, conducted its export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company and each Company Subsidiary has obtained and is in compliance with the terms of all applicable Export and Import Approvals; (ii) neither the Company nor any Company Subsidiary has ever engaged in nor conducted business, directly or indirectly, or derives or has derived any of its operating income from investments in or transactions with, any country that is the subject of a comprehensive sanctions program maintained by the U.S. Treasury Department Office of Foreign Asset Control, the U.S. Treasury Department Financial Crimes Enforcement Network, the U.S. State Department Directorate of Defense Trade Controls, or the U.S. Commerce Department Bureau of Industry and Security (a “Sanctions Program”), or any person specially designated under any Sanctions Program or, to the Knowledge of the Company, any person individually or in the aggregate majority-owned by the same; and (ii) there are no pending or, to the Knowledge of the Company, threatened in writing claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other Actions against the Company or any Company Subsidiary with respect to any Export and Import Control Laws.

(b) The Company and each Company Subsidiary has established and maintains a written compliance program and reasonable internal controls and procedures appropriate to provide reasonable assurance of material compliance with the applicable requirements of applicable Export and Import Control Laws.

2.28 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) Neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, agents, Employees, Affiliates or other Persons associated with or acting on its behalf have, directly or indirectly, provided, attempted to provide, authorized, or used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity; made, promised to make, offered, attempted, or authorized any unlawful payment or given, offered, attempted, authorized, or promised to give, anything of value to foreign or domestic Governmental Officials or employees; or made, promised to make, offered, attempted, or authorized any bribe, rebate, payoff, influence or extortion payment, kickback or other similar unlawful payment or provision to any person, or taken any action that would cause any of them to be in material violation of any Anti-Corruption or Anti-Bribery Laws.

(b) The Company and the Company Subsidiaries are not aware of a whistleblower complaint, or other informal or formal allegation related to the potential or actual noncompliance of their respective officers, directors, agents, Employees, Affiliates or other Person associated with or acting on its behalf with Anti-Corruption or Anti-Bribery Laws.

(c) There are no pending or threatened in writing Actions, violations, settlements, or civil or criminal enforcement actions against the Company or any Company Subsidiary with respect to any Anti-Corruption and Anti-Bribery Laws.

(d) There are no Actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s activities that could reasonably be expected to give rise to any future claims, charges, investigations (including internal investigation), violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(e) The Company and each Company Subsidiary has established and maintains a compliance program and reasonable internal controls and procedures designed to provide reasonable assurance of compliance with the Anti-Corruption and Anti-Bribery Laws.

(f) The Company and the Company Subsidiaries do not and have not at any time engaged in the business of remitting or transmitting funds or engaged in any act that would make it subject to the regulatory compliance regimes of the Anti-Money Laundering Laws. Neither the Company nor any Company Subsidiary (including, to the Knowledge of the Company) any of their respective Affiliates, officers, directors, agents, distributors, Employees or other Persons associated with or acting on its behalf) has violated or taken any act in furtherance of violating the Anti-Money Laundering Laws.

2.29 Customers and Suppliers. Section 2.29 of the Disclosure Schedule sets forth (a) a complete and accurate list of (i) the top ten customers of the Company for the twelve months ended December 31, 2019, and for the twelve months ended December 31, 2020 (the “Material Customers”), showing the approximate total revenues received by the Company from each such customer during each such period, and (b) a complete and accurate list of the top ten suppliers of the Company for the twelve months ended December 31, 2019, and for the twelve months ended December 31, 2020 (the “Material Suppliers”). Since January 1, 2019, (y) the Company has not received any written notice or, to the Company’s Knowledge, oral notice from any Material Customer or Material Supplier indicating that any such customer or supplier intends to cancel or otherwise terminate its relationship with the Company, or to decrease materially its services or supplies to the Company, or its usage or purchase of the Company Products (whether a result of the consummation of the Transactions or otherwise), or to materially decrease the price it pays to the Company, or to materially increase the price it charges the Company or to re-negotiate the terms of any of its Contracts with the Company or the Company Subsidiaries as a result of COVID-19 or any COVID-19 Measures and the effects thereof; and (z) there is no material dispute with any Material Customer or Material Supplier.

2.30 Environmental Matters. The Company and each Company Subsidiary is and has been in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with all Environmental Laws and Company Authorizations required pursuant to Environmental Laws for the ownership, operation and occupation of the Company’s and such Company Subsidiary’s premises and the operation of the business. No Action is pending or, to the Knowledge of the Company, threatened in writing, that alleges a breach, violation or Liability under Environmental Laws or that relates to the presence, release or exposure to Hazardous Materials. Neither the Company nor any Company Subsidiary has manufactured, distributed, disposed of, arranged for the disposal of, transported, treated, stored, released, or exposed any Person to, any Hazardous Material, and no property previously or currently operated or occupied by the Company or any Company Subsidiary is contaminated with any such Hazardous Material in a manner that would result in Liability pursuant to Environmental Law. Neither the Company nor any Company Subsidiary has retained or assumed, either contractually or by operation of law, any Liabilities or obligations of any other Person arising under Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s and the Company Subsidiaries’ possession or control relating to the Company and the Company Subsidiaries, the Company’s and the Company Subsidiaries’ business or any of the Company’s or the Company Subsidiaries’ current or former facilities.

2.31 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Houlihan Lokey to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Common Merger Consideration is fair to the holders of Company Capital Stock (other than the Excluded Stockholders) from a financial point of view (the “Financial Advisor Opinion”). The Financial Advisor Opinion has not been amended or rescinded as of the date of this Agreement.

2.32 Complete Copies of Materials. The Company has made available to Parent true, correct and complete copies of each material document (or summaries thereof) that has been requested by Parent, including all Contracts (and all amendments thereto) and other documents listed on the Disclosure Schedule. To the extent any final material agreement made available to Parent was an unexecuted or undated draft or a form of agreement, the Company hereby represents and warrants to Parent that such document contains the final terms and conditions agreed upon between the Company and the other parties thereto with no subsequent amendments.

2.33 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Charter Documents is applicable (or at the Effective Time, will be applicable) to the Company, any shares of Company Capital Stock or other securities of the Company, this Agreement or any of the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No other corporate action on the part of Bioventus, Bioventus Parent, Parent and Merger Sub is necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption will occur on the date hereof) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). This Agreement, and any Related Agreements to which Parent or Merger Sub is or will be a party, has been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and each of the other Related Agreements to which it is or will be a party do not, and the performance of this Agreement and each of the other Related Agreements to which it is or will be a party will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, or (ii) conflict with or violate in any material respect any Law or Order applicable to Parent or Merger Sub or by which it’s or any of their respective properties, rights or assets is bound or affected, in each case in a manner which would prevent Parent from fulfilling its obligations under this Agreement.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent or Merger Sub to obtain the approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Entity, except for (i) the filing of the Certificate of Merger in accordance with the DGCL; and (ii) such other Consents that, if not obtained or made, would not prevent Parent from fulfilling its obligations under this Agreement.

3.4 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities or incurred obligations or other Liabilities except as contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and as of the Effective Time will be, owned by Parent.

3.5 Brokers. Parent has not retained or employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the Transactions.

3.6 Payment of Purchase Price; Solvency.

(a) As of the Closing, Bioventus and Parent will have, immediately available funds in an aggregate amount sufficient to consummate the Transactions, including to pay in cash the Closing Purchase Price and to pay in cash all fees and expenses of Parent incurred in connection with the Transactions and, as of the dates of the respective Milestone Payments become due, will have funds sufficient to make such payments. Parent acknowledges that Parent’s obligations under this Agreement, including its obligation to consummate the Closing, are not contingent upon the consummation of Bioventus Parent’s initial public offering or Bioventus’s or Parent’s receipt of financing of any kind.

(b) Parent is not entering into the Transactions with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the consummation of the Transactions, each of Parent and, assuming the accuracy of the representations and warranties made by the Company in this Agreement, the Surviving Corporation and its Subsidiaries shall (a) be able to pay their respective debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on their respective businesses.

3.7 Non-Reliance. Without limiting the generality of the foregoing, Parent acknowledges and agrees that neither the Company nor any of its directors, officers, employees, Affiliates or their respective representatives, has made or makes any representation or warranty whatsoever with respect to (a) any projections, estimates or budgets delivered or made available to Parent or any of its directors, officers, employees, Affiliates or their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the Company Subsidiaries or (b) any other information or documents made available to Parent or any of its directors, officers, employees, Affiliates or their respective representatives with respect to the Company or the Company Subsidiaries not expressly set forth in Article II. Notwithstanding anything expressed or implied in this Agreement to the contrary, Parent acknowledges and agrees that: (i) except for the representations and warranties expressly set forth in Article II, Parent has not relied and will not rely upon any representations or warranties of the Company or any of its directors, officers, employees, Affiliates or their respective representatives in connection with Parent’s negotiating, executing, delivering and performing this Agreement and the Transactions; and (ii) without limiting the foregoing, Parent has not relied and will not rely upon any of the information described in subclauses (a) and (b) above in connection with Parent’s negotiating, executing, delivering and performing this Agreement and the Transactions.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Conduct Prior to the Effective Time. During the period from the execution of this Agreement and continuing until the Effective Time (such period, the “Pre-Closing Period”), it being acknowledged that the parties intend for the Closing to happen on the date hereof, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and except as required in order to comply with applicable Law, the Company and each Company Subsidiary shall conduct its business in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and each Company Subsidiary at the Closing, and (b) the exclusivity provisions in the Revised LOI shall continue in accordance with the provisions thereof as if incorporated herein. As soon as reasonably practicable, after the execution and delivery of the Stockholder Consents, the Company shall deliver to Parent executed copies of the Stockholder Consents. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the Transactions.

4.2 Termination of Retirement Plan or Programs. The Board of Directors has adopted resolutions to terminate, effective as of no later than the day immediately preceding the Closing Date, any Company Employee Plans intended to include any arrangement pursuant to Section 401(k) of the Code.

4.3 Tax Matters.

(a) Responsibility for Taxes and Company Returns for Pre-Closing Tax Periods.

(i) Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.3(a)(iv), the Mann Group shall be solely responsible for, shall timely pay and indemnify and hold Parent and the Surviving Corporation harmless against, any and all Pre-Closing Taxes, except to the extent such Taxes are reflected in the calculation of the Purchase Price Adjustment or any portion thereof (as adjusted pursuant to Section 1.10 hereof), and all related Losses. Parent shall prepare, or cause to be prepared, and (subject to the third sentence of this Section 4.3(a)(i)) shall timely file or cause to be timely filed, all Company Returns required to be filed on or after the Closing Date, including, for the avoidance of doubt, Company Returns relating to all Pre-Closing Tax Periods and any Straddle Period, and shall timely pay, or cause to be paid, all Taxes reflected on such Company Returns. Each such Company Return relating to any Pre-Closing Tax Period or Straddle Period (each a “Pre-Closing Return”) shall be prepared in accordance with applicable Law and consistent with the Company’s past practices to the extent permitted by applicable Law. Parent shall provide each Pre-Closing Return to the Mann Group (together with schedules, statements and, to the extent reasonably requested by Mann Group, supporting documentation) for its review and comment at least forty five (45) days prior to the due date thereof. Parent shall incorporate any revisions to such Pre-Closing Returns that are reasonably requested by the Mann Group. If the Mann Group does not provide any written comments within twenty (20) days after receiving Parent’s draft of such Pre-Closing Tax Return, the Mann Group will be deemed to have accepted such Pre-Closing Tax Return as drafted by Parent. If the Mann Group provides written comments within twenty (20) days after receiving such Pre-Closing Tax Return and Parent and the Mann Group are unable to agree as to all items in dispute with respect to such Pre-Closing Tax Return within five (5) days after the Mann Group provides its written comments to Parent, the disputed items shall be resolved by the Accounting Firm in accordance with the procedures set forth in Section 1.10(d). If the Accounting Firm is unable to resolve any disputed items before the due date for such Pre-Closing Tax Return, the Pre-Closing Tax Return, at Parent’s option, either (A) shall be filed by the Company as prepared by the Parent (and such Pre-Closing Tax Return shall thereafter be amended to reflect the Accounting Firm’s resolution of the matter), or (B) filed by the Company following resolution of the disputed matter by the Accounting Firm. The parties agree that, for purposes of preparing any Pre-Closing Returns and calculating Pre-Closing Taxes, (x) the Company shall take the position that, to the maximum extent permitted under applicable law, Code Section 108(a)(1)(B) applies with respect to the discharge of any Indebtedness of the Company and the Company Subsidiaries arising in connection with the Closing (including pursuant to Section 4.7) and (y) the Company’s net operating loss carryforwards will be deemed to offset any income arising from any such discharge of Indebtedness described in clause (x) prior to offsetting any income arising from any actual or deemed sale of assets by the Company (including pursuant to any election under Code Section 338(g)).

(ii) Unless required to comply with applicable Law or necessary in Parent’s reasonable judgment to avoid the imposition of penalties, Parent shall not, and shall not cause or permit the Company or any Company Subsidiary to, amend any previously filed Company Return for any Pre-Closing Tax Period if the amendment of such return will result in an increase in Tax for which the Stockholders are responsible pursuant to this Agreement without the prior written consent of the Mann Group, which shall not be unreasonably withheld, conditioned or delayed.

(iii) All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (collectively, “Transfer Taxes”) shall be paid by Parent when due, and Parent will prepare, or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The parties hereto shall reasonably cooperate to minimize any such Transfer Taxes.

(iv) Notwithstanding anything herein to the contrary, Parent shall be responsible for, and shall pay or cause the Company to pay, any Taxes (including Pre-Closing Taxes) imposed on the Company by reason of, or in connection with, the making of any election under Code Section 338(g) or Code Section 336 (or any similar provision of foreign, state or local law or any other Tax election that is made after the Closing and is retroactive to any Pre-Closing Tax Period or Straddle Period) with respect to the Transactions, and any such Taxes shall not (A) be taken into account in the calculation of the Purchase Price Adjustment or any portion thereof (as adjusted pursuant to Section 1.10), (B) otherwise reduce any amount payable to the Mann Group hereunder, or (C) be required to be paid or indemnified by the Mann Group hereunder.

(b) Cooperation. Parent and the Mann Group shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Company Returns, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or its operations prior to Closing (a “Tax Contest”). Any Tax Contest shall be treated as a Third Party Claim for purposes of Section 5.5(e). Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Company Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(c) Survival; Conflicts. The obligations set forth in this Section 4.3 (and any claim for breach thereof) shall terminate at the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), and shall not be subject to any of the limitations on indemnification set forth in Article V hereof. To the extent of any conflict between this Section 4.3 and any other provision of this Agreement, this Section 4.3 shall govern with respect to Tax matters.

(d) Tax Sharing Agreements. The Company, or the Stockholder Representative on behalf of the Company after the Closing Date, shall cause all Tax sharing agreements or arrangements with respect to or involving the Company or any Company Subsidiary to be terminated prior to the Closing Date, and after the Closing Date, neither the Company nor any Company Subsidiary or any of their respective affiliates shall be bound thereby or have any liability thereunder.

4.4 D&O Insurance. Parent shall purchase, prior to or concurrent with the Closing, a prepaid D&O insurance policy or policies (i.e., “tail coverage”) that will remain in effect for a period of six (6) years after the Effective Time, the material terms of which, including coverage and amount, are comparable to those of the Company’s policy currently in effect on the date hereof.

4.5 Director and Officer Liability; Indemnification. For a period of six (6) years after the Closing in the case of the Company or seven (7) years in the case of the Israeli Company Subsidiary, (i) Parent shall not, and shall not permit the Surviving Corporation or its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of the Company Subsidiaries’ organizational documents relating to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and/or directors (each, a “D&O Indemnified Person”) (unless and to the extent required by Law) and (ii) Mann Group shall and, jointly and severally, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, to the fullest extent permitted under the respective organizational documents of each of the Surviving Corporation and each Company Subsidiary, as applicable, as of the date hereof, indemnify and hold harmless the D&O Indemnified Persons against and shall advance as incurred all D&O Expenses (provided the D&O Indemnified Person to whom D&O Expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this Section 4.5) and all Losses, claims, damages, judgments and amounts paid in settlement in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any Company Subsidiaries or arising out of acts or omissions occurring on or prior to the Closing (a “D&O Indemnifiable Claim”) and (iii) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to assume all obligations of the Company and each Company Subsidiary, as applicable, to the D&O Indemnified Persons in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the respective organizational documents of each of the Company and each Company Subsidiary as in effect on the date hereof and (B) any indemnification agreements with a D&O Indemnified Person, which shall in each case survive the Closing and continue in full force and effect to the extent permitted by applicable Law. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Agreement, “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 4.5. In addition to the foregoing, Parent, Bioventus and the Company (including as the Surviving Corporation) shall enter into at the Effective Time the D&O Release attached hereto as Schedule 4.5. The maximum amount that may be recovered from the Mann Group pursuant to this Section 4.5, when taken together with any recovery from or amounts paid by the Mann Group pursuant to Article V hereof, shall in no circumstance exceed the aggregate amount of the Merger Consideration actually received by the Mann Group, it being understood that the Company Debt (other than the Related Party Debt) the Third Party Expense, the Contingent Bonus Pool and the Common Merger Consideration will not be received by the Mann Group.

4.6 Representation and Warranty Insurance Coverage. Bioventus and Parent will obtain and bind for coverage, at its expense, a buyers-side representation and warranty insurance policy (the “R&W Insurance Policy”). The R&W Insurance Policy will be in substantially the form attached hereto as Exhibit C. The R&W Insurance Policy provides and shall provide that the insurer shall have no, and shall waive any and all rights of, subrogation against any Stockholder, the Stockholder Representative or, absent Fraud by the Mann Group, the Mann Group. Neither Bioventus nor Parent will novate, or otherwise assign, its rights under the R&W Insurance Policy (or do anything which has similar effect).

4.7 Repayment of Company and Company Subsidiary Debt. Prior to or concurrent with the Closing, the Company shall repay or otherwise extinguish all Indebtedness (other than any finance leases) of the Company and the Company Subsidiaries, in each case without any further liability to the Company, the Company Subsidiaries, the Surviving Corporation or Parent, and, in the case of Indebtedness to be repaid and extinguished at the Closing shall deliver, at least three (3) Business Days prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions; (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company and the Company Subsidiaries (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Liens relating to such item; (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item (and any comparable instruments with respect to the PTO, the Copyright Office or their respective equivalents in any relevant foreign jurisdiction); and (d) enclosing any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information from each payee requested by or on behalf of Parent. The Company shall arrange for delivery of all such UCC-3 termination statements, mortgage releases and other instruments, at the Closing.

4.8 PPP Loan. Prior to the date hereof, the Company has applied for forgiveness of the First PPP Loan and the Second PPP Loan. The Parties shall notify the PPP Lender of the Transactions prior to Closing. Parent will be responsible for any required escrow of funds with the PPP Lender in connection with the First PPP Loan without offset or reduction of the Closing Purchase Price or the Purchase Price Adjustment. The Mann Group and Parent will each be responsible for one-half (1/2) of any required escrow of funds with the PPP Lender in connection with the Second PPP Loan (or in the event that the

Mann Group’s portion of such amount cannot be escrowed or is not subject to forgiveness, it shall be treated as Company Debt). Following the forgiveness determination for the First PPP Loan, any portion of the First PPP Loan that is forgiven will be released to Parent according to the terms of the escrow agreement. Following the forgiveness determination for the Second PPP Loan, one-half (1/2) of any portion of the Second PPP Loan that is forgiven will be released to the Mann Group and one-half (1/2) of any portion of the Second PPP Loan that is forgiven will be released to Parent, according to the terms of the escrow agreement. Parent shall use reasonable efforts to obtain forgiveness for the PPP Loans and shall keep the Mann Group reasonably informed with respect thereto.

4.9 Arrangements and Agreements .

(a) Terminations of Interested Party Agreements. Except for this Agreement, the Related Agreements and those agreements set forth on Schedule 4.9(a), the Company shall terminate all Contracts between the Company, on the one hand, and one or more Interested Parties, on the other hand, on or prior to the Closing Date, in each case without any remaining liability of any kind to the Company or Parent as a result of or in connection with such termination or such Contract.

(b) Compensation. During the one (1) year period following the Closing Date, Parent shall provide each current Employee with base salary, wage rate and bonus opportunities that are no less favorable in the aggregate than the base salary, wage rate and bonus opportunities provided to such Employee immediately prior to the Closing (but excluding any equity related compensation or any special onetime, short-term or retention bonus opportunity, including in connection with the Transactions). Notwithstanding the foregoing, this Section 4.9(b) is for the sole benefit of the parties hereto and nothing herein, expressed or implied, is intended or shall be construed confer upon or give to any Person, other than the parties hereto any legal or equitable or other rights or remedies (including any third-party beneficiary rights) with respect to the matters provided for in this Section 4.9(b). Notwithstanding, Parent shall not be obligated to continue to employ any current Employee for any specific period of time following the Closing Date, subject to applicable Law.

4.10 Stockholder Representative.

(a) By virtue of the approval of the Merger and the adoption of this Agreement by the Stockholders representing the Requisite Stockholder Vote, each of the Stockholders who vote to approve the Merger shall be deemed under such Stockholder’s consent to have irrevocably constituted and appointed Alfred E. Mann Living Trust as their agent and attorney-in-fact as the Stockholder Representative for and on behalf of the Stockholders to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, or (ii) specifically mandated by the terms of this Agreement.

(b) None of Parent, Bioventus, Bioventus Parent, Merger Sub, the Surviving Corporation or the Stockholder Representative shall be liable for any act done or omitted hereunder by Stockholder Representative while acting as Stockholder Representative pursuant to the authority granted to, and in accordance with this Agreement by, the Stockholder Representative.

(c) A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 7.8, shall constitute a decision of the Stockholders voting in favor of the Merger and shall be final, binding and conclusive upon the Stockholders and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. Parent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE V

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION

5.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement or in any certificate or other instruments delivered by the Company under or pursuant to this Agreement or in connection with the Transactions (other than the Fundamental Representations) shall not survive the Closing and the Effective Time, except that the representations and warranties of the Company set forth in Section 2.1 (Organization of the Company), Section 2.2 (Company Capital Structure), Section 2.3 (Subsidiaries), Section 2.4 (Authority) and Section 2.20 (Brokers’ and Finders’ Fees; Third Party Expenses) (collectively, the “Fundamental Representations”) shall survive the Closing and the Effective Time and shall remain in full force and effect until the earlier of (i) sixty (60) days following the expiration of the applicable statute of limitations (which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract) and (ii) the five (5) year anniversary of the Closing Date. The date on which a representation or warranty expires is referred to as the “Expiration Date.” Any indemnification claim pending on any Expiration Date for which any Indemnified Party has notified the Mann Group in writing on or before such Expiration Date may continue to be asserted and shall survive and continue to be indemnified against until finally resolved. The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall not survive the Closing and shall terminate at the Effective Time. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

5.2 Indemnification.

(a) The Mann Group agrees to indemnify, defend, reimburse and hold harmless Parent and its officers, directors, managers, Affiliates, employees, agents and representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from, against and for all claims, losses, Liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties or any of them, directly or indirectly, resulting from, arising out of, or relating to any of the following (the “Indemnifiable Matters”):

(i) any breach of or inaccuracy in, as of the date hereof, or if made as of a specific date, as of such date, any Fundamental Representation;

(ii) any Pre-Closing Income Taxes, except to the extent such Taxes were reflected as a reduction to the Closing Purchase Price in the calculation of the Purchase Price Adjustment (as adjusted pursuant to Section 1.10);

(iii) (A) any claims or threatened claims by or purportedly on behalf of any current or former holder of any shares of Company Capital Stock or other rights or purported rights to acquire Company Capital Stock or other equity or ownership interests in the Company (or the economic value thereof), or in connection with the Merger or any of the other transactions contemplated hereby, including (1) claims that such Persons should receive any portion of the Merger Consideration, (2) appraisal rights or similar proceedings, (3) claims arising under Contracts to which any such holder in its capacity as such is a party or by which it is bound, or (4) claims alleging violations of fiduciary duty under applicable Law by any or all members of the Board; (B) any cash payments made to holders of Dissenting Shares, along with expenses, costs and fees, including court costs and attorneys’ fees, incurred in connection with or as a result of any appraisal, judicial proceedings, negotiations, arbitrations or any similar occurrences with respect to such matters; or (C) any Losses arising after the Effective Time or the unpaid portion of any fees or expenses incurred prior to the Effective Time (except to the extent such fees or expenses are included in the computation of Company Debt, Third Party Expenses or the Purchase Price Adjustment as finally determined under Section 1.10) with respect to Avi Kerbs and Teuza – A Fairchild Technology Venture Ltd., directly on its own behalf and derivatively on behalf of Bioness Inc. v. Mark Lindon et al. (C.A. No. 2021-0100-SG), and any other Action by the plaintiffs in the current lawsuit or their representatives arising out of or relating to the same or substantially similar facts and circumstances upon which the current lawsuit is based;

(iv) the First PPP Loan, including in connection with any determination that any portion of such amount shall not be forgiven or any reversal of any such determination, along with any amounts assessed as fees, penalties, or expenses, or otherwise claimed by the PPP Lender or the SBA in connection with the PPP Loans;

(v) subject to the limitations set forth in Section 5.4, all Losses with respect to Darlene Castro and Angel Castro v. Maia U. Chakerian, MD, Silicon Valley Surgery Center, L.P., Bioness Inc. et al. (20CV366205), and any other Action by the plaintiffs in the current lawsuit or their representatives arising out of or relating to the same or substantially similar facts and circumstances upon which the current lawsuit is based; and

(vi) any Fraud committed by the Mann Group.

(b) Except in the case of Fraud, the indemnification rights set forth in this Article V shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims for monetary damages arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that this Section 5.2(b) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

5.3 Limitation on Recourse. Any claim or cause of action under this Agreement may only be brought against the Mann Group, subject to the limitations set forth in this Agreement, and then only with respect to the specific obligations set forth in this Agreement and no Stockholder or Stockholder Representative shall have any liability or obligation to any Indemnified Party for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise, except as provided in Section 5.4(i).

5.4 Limitations; Remedy.

(a) Except in the case of Fraud by Mann Group or with respect to claims with respect to the Fundamental Representations, the Indemnified Parties’ sole and exclusive remedies for any Losses pursuant to the Indemnifiable Matters set forth in Section 5.2(a)(i) shall be to make a claim against the R&W Insurance Policy in accordance with the procedures and subject to the limitations set forth therein. To the extent coverage is or may be available under the R&W Insurance Policy for claims with respect to the Fundamental Representations, the Indemnified Parties will use reasonable efforts to seek recovery under the R&W Insurance Policy for such Losses prior to seeking recovery of such Losses from Mann Group; provided that the Indemnified Parties shall not be obligated to commence any Actions with respect thereto.

(b) Except in the case of Fraud by Mann Group, the maximum aggregate amount that may be recovered from Mann Group by any and all Indemnified Parties shall be limited to the aggregate amount of the Merger Consideration received by or by offset pursuant to Section 5.4(i) against amounts then payable to Mann Group, less any amounts paid by Mann Group pursuant to Section 4.5, it being understood that the Company Debt (other than the Related Party Debt), the Third Party Expense, Contingent Bonus Pool and Common Merger Consideration will not be received by or payable to Mann Group. Notwithstanding the foregoing, the maximum amount that the Indemnified Parties may recover from Mann Group pursuant to the Indemnifiable Matters set forth in Section 5.2(a)(v) shall be limited to $1,000,000.

(c) Any indemnification by the Mann Group pursuant to Section 5.2(a) that has been fully and finally resolved will be satisfied, at Parent’s sole discretion, by setting off such amounts in accordance with Section 5.4(i) or directly from the Mann Group by wire transfer of immediately available funds to an account(s) designated in writing by Parent to the Mann Group, subject in all events to the limitations in this Section 5.4.

(d) For purposes of this Article V, any qualification by (i) use of the word “material,” “materially” or “materiality” or (b) a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Company Material Adverse Effect or a “materially adverse effect” or a “material adverse effect” contained in the representations, warranties, covenants and agreements set forth in this Agreement or in any of the related agreements, exhibits, schedules or certificates to, or delivered in connection with, this Agreement shall be ignored and not given any effect, including for purposes of determining (i) the amount of any Losses incurred and (ii) whether or not a breach of a representation, warranty, covenant or agreement has occurred.

(e) For the purposes of the determining the amount of Losses indemnifiable hereunder, such Losses shall be calculated net of any insurance proceeds actually received by the Indemnified Party with respect to the applicable claim (less costs of recovery, including the value of increased future premiums (if any) resulting from such claim); provided for the avoidance of doubt in no event shall any Indemnified Party be obligated to seek any such insurance proceeds or make any claim in respect thereof.

(f) The parties hereto acknowledge and agree that any Indemnified Party may bring a claim for indemnification for any Loss under this Article V notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(g) If an Indemnified Party’s claim under this Article V may be brought under different sections of Section 5.2(a), then such Indemnified Party shall have the right to bring such claim under any applicable section(s) of Section 5.2(a) it chooses.

(h) The Mann Group shall have no right of indemnification, contribution or subrogation against the Company, the Stockholder Representative, the Surviving Corporation, Parent or any of their respective Affiliates with respect to any indemnification payment made by the Mann Group under this Article V.

(i) Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Parent may, upon prior or contemporaneous written notice to the Mann Group and the Stockholder Representative, assert as a setoff or recoupment against any amount due or that may become due under this Agreement an amount equal to the amount of any liability that Parent asserts in good faith is an indemnifiable claim of the Indemnified Parties under this Agreement, whether such liability is matured or unmatured, or is liquidated or unliquidated, including against any Milestone Payments payable to the Mann Group or any Contingent Common Consideration (calculated on a pro rata basis based on the total amount of Merger Consideration paid or then payable to the Mann Group and to each holder of Fully Diluted Shares); provided that in the event the Mann Group objects in writing within thirty (30) days following receipt of Parent’s notice of set off or recoupment to any right of set off or recoupment asserted by Parent against any amount due or that may become due to the Mann Group or the holders of Fully Diluted Shares under this Agreement, Parent and the Mann Group shall discuss in good faith such set off or recoupment. Neither the exercise of nor the failure to exercise such right of setoff or recoupment will constitute an election of remedies or limit Parent in any manner in the enforcement of any remedies that may be available to it. Pending resolution of the foregoing dispute any disputed amounts shall be promptly paid by Parent into an escrow to be mutually agreed between the parties. Notwithstanding anything to contrary herein, the holders of the Fully Diluted Shares shall not be liable to any claw-back, return, repayment or other recovery of any amounts paid to the Paying Agent for distribution to the holders of the Fully Diluted Shares and set off or recoupment is limited to the Contingent Common Consideration not being paid to the Paying Agent.

(j) Any objections by the insurer under the R&W Insurance Policy for any indemnification claim brought by the Indemnified Parties, as well as the resolution of any disputes related thereto, shall proceed in accordance with the procedures set forth in the R&W Insurance Policy. Nothing in this Article V shall in any way inhibit Parent from obtaining any remedies Parent may have against any insurer under the R&W Insurance Policy providing coverage for any breach or inaccuracy of the representations and warranties in this Agreement or otherwise. The termination, modification or amendment of the R&W Insurance Policy or denial of claims under the R&W Insurance Policy will not impact the Parent’s rights to, or any of the limitations on, indemnification set forth in this Agreement. During the policy period of the R&W Insurance Policy, Parent shall not, and shall not permit any of its Affiliates to, amend, modify or waive the subrogation provisions of the R&W Insurance Policy in a manner that is adverse to the Mann Group without the prior written consent of the Mann Group and the Stockholder Representative.

5.5 Indemnification Claims.

(a) Subject to the limitations set forth in Section 5.4, if an Indemnified Party wishes to make an indemnification claim (a “Claim”) under this Article V, such Indemnified Party shall deliver a written notice (a “Claim Notice”) on or prior to the applicable Expiration Date to the Mann Group (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) describing the Claim. Parent may update a Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Claim Notice.

(b) If the Mann Group shall not object in writing within the thirty (30) day period after receipt of a Claim Notice (the “Objection Period”) by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable Claim (an “Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Mann Group that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice. In such event, Parent shall be entitled to recover as set forth in Section 5.4(c).

(c) In the event that the Mann Group shall deliver an Objection Notice in accordance with Section 5.5(b) within the Objection Period, the Mann Group and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to the applicable Claim within the thirty (30) day period following delivery of such Objection Notice (the “Dispute Period”). If the Mann Group and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and Parent shall be entitled to recover such Losses as set forth in Section 5.4(c).

(d) If no agreement can be reached with respect to the amount of Losses with respect to a Claim after good faith negotiation and prior to the end of the Dispute Period:

(i) with respect to any portion thereof to which the parties do not dispute, then (A) a memorandum setting forth the parties agreement with respect to such portion shall be prepared and signed by both parties and Parent shall be entitled to recover such Losses as set forth in Section 5.4(c); and

(ii) with respect to any portion thereof to which the parties continue to dispute, such dispute shall be resolved in accordance with the terms of this Agreement.

(e) In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article V, Parent shall notify the Mann Group of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice Parent’s rights under this Article V). The Mann Group shall be entitled, at its expense, to participate in, and subject to the limitations set forth in this Section 5.5(e), shall be entitled to determine and conduct, the defense of such Third Party Claim, including any Third Party Claim for Pre-Closing Income Taxes; provided that, subject to the limitations set forth in Section 5.4 the Mann Group shall be fully responsible for all liabilities relating to such claim for indemnification up to the limits set forth herein and that they will provide full indemnification to the Indemnified Party with respect to such Action or other claim giving rise to such claim for indemnification hereunder; provided further that the Mann Group shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party reasonably believes that the Losses relating to such claim could exceed the maximum amount that the Indemnified Party could then be entitled to recover under the applicable provisions of this Article V, or (iv) the claim, in the reasonable judgment of Parent, would be likely to have a material and adverse effect on the business, operations, financial or other condition of Bioventus and its Subsidiaries (including the Company). If the Mann Group shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 5.5(e), (i) the Mann Group shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim or ceasing to defend such Third Party Claim and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice and at its own expense for such purpose. Whether or not the Mann Group assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without first consulting with the Mann Group and obtaining the Mann Group’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event that the Mann Group has consented to any such settlement, the Mann Group shall have no power or authority to object under any provision of this Article V to the amount of any Claim by Parent in respect of such Third Party Claim; provided, however, that such settlement and any resulting Losses shall be subject to all of the limitations contained in this Article V. In the event that the Mann Group does not consent to any such settlement, and the Indemnified Parties wish to seek indemnification hereunder in respect of such Third Party Claim, then the Indemnified Parties shall make such indemnification claims pursuant to the procedures set forth in this Section 5.5.

ARTICLE VI

PRE-CLOSING TERMINATION OF AGREEMENT

6.1 Pre-Closing Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing (a) by mutual written agreement of the Company, the Mann Group and Parent, or (b) by either of Parent or the Company if the Requisite Stockholder Vote shall not have been obtained by the Company and delivered to Parent within one (1) Business Day after the execution and delivery of this Agreement.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breach of this Agreement, any Related Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 7.3 (Confidentiality), 7.4 (Public Disclosure), Article VII (General Provisions) and this Section 6.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VI.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one Business Day after deposit with such courier; (iii) if sent by e-mail transmission, when transmitted (if before 5:00 p.m. Pacific Time on a Business Day), or on the next Business Day (if after 5:00 p.m. Pacific Time on a Business Day or if not on a Business Day); and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement.

(b) Address for Notice:

if to Parent, Merger Sub or Bioventus, to:

Bioventus Inc.

4721 Emperor Boulevard, Suite 100

Durham, North Carolina 27703

Attention: Anthony D’Adamio, Senior Vice President and General Counsel

Email:    tony.dadamio@bioventusglobal.com

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention: Christopher B. Capel

Email:    ccapel@smithlaw.com

if to the Company (prior to the Effective Time), to:

Bioness Inc.

25103 Rye Canyon Loop

Valencia, CA 91355

Attention: Todd Cushman

Email:    todd.cushman@bioness.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1999 Avenue of the Stars, #1400

Los                 Angeles,                 CA                 90067

Attention: Barry L. Dastin

      Glenn D. Smith

Email:      barry.dastin@hoganlovells.com

                glenn.smith@hoganlovells.com

if to the Mann Group, to:

Holthouse Carlin & Van Trigt LLP

12744 San Fernando Rd, Suite 600

Sylmar, CA 91342

Attention: Anoosheh Bostani

Email:    Anoosheh.Bostani@incumed.org

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Stewart L. McDowell

Email:    SMcDowell@gibsondunn.com

if to the Stockholder Representative, to:

The Alfred E. Mann Living Trust

12744 San Fernando Rd, Suite 600

Sylmar, CA 91342

Attention: Anoosheh Bostani

Email:    Anoosheh.Bostani@incumed.org

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Stewart L. McDowell

Email:    SMcDowell@gibsondunn.com

7.2 Interpretation; Rules of Construction. Except where the context otherwise clearly requires:

(a) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(b) The use of the term “or” shall be equivalent to the use of the term “and/or.”

(c) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement,

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by Houlihan Lokey and such documents and information and other materials have been available on a continuous basis at least five (5) Business Days prior to the execution and delivery of this Agreement by the parties hereto.

(h) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(i) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(j) References to “$” and “Dollars” are to U.S. dollars.

(k) all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(l) References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions. References to the “Israel,” “Israeli” or abbreviations thereof mean the State of Israel and its political subdivisions.

(m) References to any United States legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the United States, be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule.

(o) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or any Related Agreement or the effectuation of the Transactions shall be governed by the terms of the Confidential Disclosure Agreement, dated as of November 23, 2020 (the “Nondisclosure Agreement”), between the Company and Bioventus. In addition, the Stockholder Representative and the Mann Group agree and acknowledge that it shall be bound by and adhere to the obligations of the Company under the Nondisclosure Agreement (and therefore this Section 7.3) as though it was signatory thereto in such capacity as a “Recipient.” From and after the Closing, the Stockholder Representative and the Mann Group shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives (provided that the Stockholder Representative and the Mann Group shall only disclose such information to its attorneys, accountants or other advisors or, in case of the Stockholder Representative, the Stockholders, with a need to know such information and such information is prominently marked as “Bioventus Confidential Information”; for clarity, information provided or made available to the Mann Group or its attorneys, accountants or other advisors shall not be deemed to be provided to the Stockholder Representative) to hold, in confidence any and all information, whether written or oral, concerning the

Surviving Corporation, Parent, Bioventus or Bioventus Parent, including any information provided or made available to the Mann Group pursuant to Section 1.11, except to the extent that such party can show that such information (a) is generally available to and known by the public through no fault of such party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Stockholder Representative and the Mann Group, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Stockholder Representative or the Mann Group or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify Parent in writing and shall disclose only that portion of such information which the Stockholder Representative or the Mann Group is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Mann Group acknowledges that the Surviving Corporation’s, Parent’s, Bioventus’s or Bioventus Parent’s confidential information, including any information provided or made available to the Mann Group pursuant to Section 1.11, may be considered material non-public information under U.S. federal and state securities Laws and other securities Laws and that the Mann Group could be found to be in violation of such Laws if it takes advantage of such information by (a) trading in Bioventus Parent’s stock or any other party’s stock based on such confidential information, or (b) furnishing information to others in connection with the trading of such stock.

7.4 Public Disclosure. Neither the Mann Group, the Surviving Corporation nor any Company Subsidiary nor Parent or any of its Affiliates shall, directly or indirectly, issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or any Related Agreement, or the Transactions, without the prior written consent of Parent or the Mann Group, as applicable (such consent not to be unreasonably withheld, conditioned or delayed) except as may be required under U.S. federal and state securities Laws and other securities Laws or any listing requirements of any applicable national securities exchange.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

7.6 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto that are contemplated by this Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, except for the exclusivity provisions in the Revised LOI and except for that certain Secured Convertible Promissory Note between the Company and Bioventus and the related security agreement and other documents contemplated thereby (which shall remain in full force and effect until terminated and released as agreed between the Company and Bioventus); and (b) are not intended to confer upon any other person any rights or remedies hereunder. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party, except that Parent may assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates; provided that such transfer or assignment shall not relieve Parent of its obligations hereunder (including with respect to the payment of the Merger Consideration). Upon execution of this Agreement, all binding provisions of the LOI shall be null and void and superseded by the terms of this Agreement.

7.7 Waiver of Conflicts; Privilege.

(a) Each of the parties acknowledges and agrees that each of Hogan Lovells USA LLP (“HL”), Potter Anderson & Coroon LLP (“PAC”), Barnea Jaffa Lande & Co. (“Barnea”) and Lindon Law Corporation (“Lindon Law”, and together with HL, PAC and Barnea, the “Company Representatives”) have acted as counsel to the Company and the Company Subsidiaries (together with the Affiliates of the Company, collectively, the “Company Parties”) in connection with the negotiation of this Agreement and consummation of the Transactions.

(b) Parent agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of the Company Parties, Company Representatives and/or any other legal counsel to the Company Parties (each, a “Counsel”), or any of their respective managers, directors, officers employees or other representatives to the extent they relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement, including any alternative transaction with respect to the Company (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Company Representatives, shall be controlled by the Company Representatives on behalf of Company Parties and shall not pass to or be claimed by Bioventus, Bioventus Parent, Parent or the Surviving Corporation. All Deal Communications that are attorney-client privileged shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Company Representatives, shall be controlled by Company Representatives on behalf of the Company Parties and shall not pass to or be claimed by Bioventus, Bioventus Parent, Parent or the Surviving Corporation. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their Subsidiaries and a third party (other than a party to any Related Agreement or any Affiliate of any such party) after the Closing, the Surviving Corporation and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by a Counsel to such third party; provided, however, that neither the Surviving Corporation nor its Subsidiaries may waive such privilege without the prior written consent of such Counsel.

7.8 Amendment. This Agreement may be amended by the Company, the Stockholder Representative and Parent at any time by execution of an instrument mutually executed by such other parties. The provisions to which the Mann Group or the Stockholder Representative, respectively, is party may only be amended with the Mann Group’s or the Stockholder Representative’s consent, as applicable. The provisions to which Bioventus is party may only be amended with Bioventus’s consent. For purposes of this Section 7.8, the Stockholders who have approved the Merger and the adoption of this Agreement agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders who have approved the Merger and the adoption of this Agreement whether or not they have signed such amendment.

7.9 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.10 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto or any Stockholder, of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Actions.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

7.11 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including any rights of employment for any specified period or any employee benefits in favor of any Person, union, association, employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

7.12 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict-of-laws rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of a different jurisdiction other than the State of Delaware.

7.13 Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court therefrom in connection with any matter based upon, arising out of or relating to this Agreement, the Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware and any appellate court therefrom). Each party agrees not to commence any Actions related hereto except in such court (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Stockholders irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under or relating to this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such Action by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any Action under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such Action is brought in an inconvenient forum, that venue for the Action is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

7.14 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 7.14.

7.15 Bioventus Guaranty.

(a) Guaranty. Bioventus hereby absolutely, unconditionally and irrevocably guarantees to the Mann Group the due and punctual payment in full of any amount payable by Parent or Merger Sub pursuant to this Agreement and the performance of all obligations of Parent and Merger Sub under this Agreement. If Parent shall fail or be unable to make any payments required of it hereunder immediately when due, Bioventus will forthwith make such payments (to the extent and for so long as not already made by Parent) specifically in accordance with the applicable provisions of this Agreement as if such payments were being made by Parent or Merger Sub to the Mann Group. The guaranty described in this Section 7.15(a) is a primary guaranty of performance (including Article IV) and not just of collection (the “Bioventus Guaranty”).

(b) Representations and Warranties.

(i) Bioventus is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Bioventus owns 100% of the outstanding equity interests of Parent.

(iii) Bioventus makes the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 as to itself, which representations and warranties are incorporated by reference herein mutatis mutandis.

(c) Bioventus hereby waives (i) notice of acceptance of the Bioventus Guaranty; (ii) presentment and demand concerning the obligations of Bioventus under the Bioventus Guaranty; and (iii) any right to require that any Action be brought against Parent or any other Person, or to require that the Mann Group seek enforcement of any performance against Parent or any other Person prior to any Action against Bioventus under the terms hereof.

(d) Except to the extent of the expiration of all statutes of limitations under applicable Law, no delay of Buyer in the exercise of, or failure to exercise, any rights under the Bioventus Guaranty shall operate as a waiver of such rights, a waiver of any other rights, or a release of Bioventus from any of its obligations hereunder. Bioventus waives all suretyship and other similar defenses of a guarantor other than full payment or performance in accordance with this Agreement and other than Fraud or contractual defenses to the payment of the obligations of Parent that are available to Bioventus under this Agreement.

(e) Bioventus consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of, or other changes in the terms of the obligations subject to, the Bioventus Guaranty or any part thereof, in each case, to the extent Parent has agreed to such change in writing in accordance with this Agreement.

(f) Bioventus agrees that the Bioventus Guaranty shall continue to be effective or shall be reinstated, as the case may be, if all or any part of any payment made thereunder is at any time avoided or rescinded or must otherwise be restored or repaid as a result of the bankruptcy of Parent or Bioventus, or otherwise avoided or recovered directly or indirectly from the Mann Group as a preference, fraudulent transfer or otherwise, irrespective of any notice of revocation given by Parent or Bioventus prior to such avoidance or recovery.

(g) The parties hereby expressly agree that Bioventus is executing this Agreement solely for purposes of this Section 7.15. The Mann Group acknowledges and agrees that: (i) no Person other than Bioventus (and the legal successors and assigns of its obligations hereunder) shall have any obligations under or in connection with the Bioventus Guaranty, and (ii) Bioventus shall have no obligations under or in connection with the Bioventus Guaranty except as expressly provided in this Section 7.15. This Section 7.15 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

PERSEUS INTERMEDIATE, INC.

By:	/s/ Ken Reali
Name:	Ken Reali
Title:	President and CEO

PERSEUS MERGER SUB, INC.

By:	/s/ Ken Reali
Name:	Ken Reali
Title:	President and CEO

BIOVENTUS LLC, solely with respect to Section 7.15

By:	/s/ Ken Reali
Name:	Ken Reali
Title:	President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BIONESS INC.

By:	/s/ Todd Cushman
Name:	Todd Cushman
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

STOCKHOLDER REPRESENTATIVE

Alfred E. Mann Living Trust

By:	/s/ Michael S. Dreyer
Name:	Michael S. Dreyer
Title:	Trustee

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

MANN GROUP, LLC, with respect to Sections 1.8, 1.10, 1.11, 1.13, 4.5, 4.8, Article V, Article VI and Article VII

By:	/s/ Anoosheh Bostani
Name: Anoosheh Bostani
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex A

Certain Defined Terms

“510(k) Notification” has the meaning set forth in Section 1.11(a)(i).

“2021 OPPS (Hospital Outpatient Prospective Payment System) Payment Rate” means (a) $19,254.81 for the facility payment rate (2021 Ambulatory Surgery Center Payment Rate and 2021 CMS Hospital Outpatient Rate (National) on an average basis) and (b) $169.96 for the physician payment rate in a facility.

“Accounting Firm” has the meaning set forth in Section 1.10(d).

“Accounting Principles” means the accounting methodologies, principles, practices and procedures set forth in the footnotes to the Company’s audited financial statements as of and for the year ended December 31, 2019.

“Action” means any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation (including any internal investigation), audit, hearing, enforcement proceeding, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Entity.

“Adjustment Deficit” has the meaning set forth in Section 1.10(e)(ii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, any rules or regulations thereunder, the International Travel Act of 1961, or any applicable United States or foreign anti-corruption or anti-bribery laws or regulations, including but not limited to the United Kingdom Bribery Act of 2010 and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the USA PATRIOT Act of 2001 and the Bank Secrecy Act and all regulations thereunder and any other applicable anti-money laundering Law or any similar Law of any other jurisdiction where the Company operates.

“Applicable Date” means January 1, 2018.

“Balance Sheet Date” has the meaning set forth in Section 2.7(a).

“Barnea” has the meaning set forth in Section 7.7(a).

“Bioventus” has the meaning set forth in the Preamble.

“Bioventus Parent” has the meaning set forth in the Recitals.

“Bioventus Guaranty” has the meaning set forth in Section 7.15(a).

“Board” has the meaning set forth in Recitals.

“Books and Records” has the meaning set forth in Section 2.19.

“Business Day” means each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Los Angeles, California, or Durham, North Carolina, are authorized or obligated by Law to close.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (03/27/2020).

“Category 1” means Category 1 CPT code as developed by the American Medical Association and used as part of the Hospital Outpatient Prospective Payment System (OPPS).

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning set forth in Section 1.9.

“Charter Documents” has the meaning set forth in Section 2.1(a).

“Claim Notice” has the meaning set forth in Section 5.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” means the amount of any unrestricted cash and cash equivalents of the Company as of immediately prior to the Effective Time, but shall be reduced by the amount of any uncleared checks and overdrafts, deposits in transit and deposits in bank accounts located outside the United States and increased by checks, drafts and wires deposited prior to the Effective Time that have not been credited to the related bank accounts.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Purchase Price” has the meaning set forth in Section 1.8(a).

“CMS” means the Centers for Medicare & Medicaid Services, a non-independent agency within HHS.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means that level of effort and resources as is customary in the medical device industry, by a company of similar size and scope of Parent, for carrying out obligations or tasks for the commercialization or the development, as the case may be, of a medical device having similar market potential, patent and other proprietary position, profit potential or strategic value, based on conditions then prevailing, taking into account scientific, business and marketing considerations, including comparable perceived market potential, comparable regulatory pathways and cost of development or commercialization.

“Common Merger Consideration” has the meaning set forth in Section 1.8(a)(iii).

“Company” has the meaning set forth in the preamble.

“Company Authorizations” has the meaning set forth in Section 2.17.

“Company Capital Stock” means the shares of common stock, $0.01 par value per share, of the Company and any other shares of capital stock, if any, of the Company, taken together.

“Company Debt” means any Indebtedness of the Company outstanding as of immediately prior to the Effective Time.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, bonuses, commissions, severance, change of control pay, termination pay, deferred compensation, performance awards, bonus and incentive plans, stock or stock-related awards, phantom stock or phantom stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation, including any International Employee Plan.

“Company Intellectual Property” means any and all Intellectual Property Rights in, to, or arising out of Company Technology that are owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, effect, development, circumstance, change of facts, condition, occurrence or event (each, an “Effect”) that, individually or in the aggregate taken with all other Effects, is or could reasonably be expected to be materially adverse to the business, assets (whether tangible or intangible), financial condition, capitalization, operations or results of operations of the Company, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination with any other Effects, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has or will be, a Company Material Adverse Effect: (i) any Effect relating to the industry in which the Company operates, other than any Effect that affect the Company disproportionately as compared to other companies in the industry in which the Company operates; (ii) any changes (after the date hereof) in GAAP or the interpretation or application thereof; (iii) financial or securities markets, general economic or business conditions or political or regulatory conditions (including acts of terrorism armed hostilities, sabotage or war or any epidemic or pandemic, including COVID-19), other than any conditions that affect the Company disproportionately as compared to other companies in the industry in which the Company operates; (iv) any change in Law or the interpretation or enforcement of either; (v) the negotiation, execution, delivery, performance or public announcement of this Agreement, (vi) any failure of any of the Company or any Company Subsidiary to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans, (provided that this clause (vi) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such change or event is not otherwise excluded from this definition of Company Material Adverse Effect). For the avoidance of doubt, the fact that the Indebtedness of the Company exceeds the Merger Consideration shall not be a Company Material Adverse Effect.

“Company Parties” has the meaning set forth in Section 7.7(a).

“Company Product” has the meaning set forth in Section 2.24(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 2.14(a).

“Company Representatives” has the meaning set forth in Section 7.7(a).

“Company Returns” has the meaning set forth in Section 2.11(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Company Technology” means any Technology to or for which the Company or any Company Subsidiary owns or purports to own the underlying Intellectual Property Rights, including all Company Products (or components thereof).

“Conflict” has the meaning set forth in Section 2.5.

“Consultant” means any Person that has a service, independent contractor, consulting or advisory relationship with the Company and the Company Subsidiaries (or who has in the past provided) including any directors and who is not an Employee.

“Consultant Agreement” means each consulting or services agreement or contract (including, any agreement providing for acceleration of Company Capital Stock subject to a right of repurchase in favor of the Company and/or any agreement regarding competitive business activities, or proprietary and confidential information and intellectual property) between the Company or any ERISA Affiliate and any Consultant.

“Contingent Bonus Pool” has the meaning set forth in Section 1.8(c).

“Contingent Common Consideration” has the meaning set forth in Section 1.8(c).

“Contingent Payment” has the meaning set forth in Section 1.8(b).

“Contract” has the meaning set forth in Section 2.5.

“Copyright Office” has the meaning set forth in the definition of Registered Intellectual Property.

“Counsel” has the meaning set forth in Section 7.7(b).

“Court” means any court or arbitration tribunal or similar decision-making body of the United States, any domestic state, local or any foreign country, and any political subdivision or agency thereof.

“COVID-19” means COVID-19 or the SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means, as applicable to a party hereto or the Company Subsidiaries, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, directive, guideline, recommendation or Law, or any other applicable Laws, directives, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Current Assets” means the Company’s consolidated accounts receivable, net; inventories and prepaid expenses and other current assets, calculated in accordance with the Accounting Principles; provided, that Current Assets shall exclude Closing Cash and income Tax assets.

“Current Balance Sheet” has the meaning set forth in Section 2.7(a).

“Current Liabilities” means the Company’s consolidated accounts payable, accrued expenses and other current liabilities, taxes payable (other than income Tax liabilities) and the current portion of deferred revenue (other than deferred revenue related to maintenance contracts in the ordinary course of business), calculated in accordance with the Accounting Principles. Current Liabilities shall exclude Third Party Expenses, any Company Debt, severance costs arising out of any action by Parent and any liabilities related to annual performance bonuses.

“D&O Expenses” has the meaning set forth in Section 4.5.

“D&O Indemnifiable Claim” has the meaning set forth in Section 4.5.

“D&O Indemnified Person” has the meaning set forth in Section 4.5.

“Data Protection and Security Laws” means all applicable Laws relating to the Processing of Personal Information or otherwise relating to privacy, cyber security, breach notification, or data localization, including but not limited to HIPAA, the European Union General Data Protection Regulation, the Israeli Privacy Protection Law 5741-1981, and the California Consumer Privacy Act of 2018.

“Deal Communications” has the meaning set forth in Section 7.7(b).

“DGCL” has the meaning set forth in Recitals.

“Disclosure Schedule” has the meaning set forth in Article II.

“Dispute Period” has the meaning set forth in Section 5.5(c).

“Dispute Statement” has the meaning set forth in Section 1.10(c).

“Dissenting Shares” has the meaning set forth in Section 1.7(a).

“DOL” means the United States Department of Labor.

“Economic Aid Act” means the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act, Pub. L. 116-260 (12/27/2020).

“Effective Time” has the meaning set forth in Section 1.2.

“Electronic Delivery” has the meaning set forth in Section 7.5.

“Employee” means any current or former employee or director of the Company or any ERISA Affiliate.

“Employee Agreement” means each management, employment, bonus, compensation, severance, separation, consulting, advisory, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Capital Stock subject to a right of repurchase in favor of the Company), or any agreement regarding competitive business activities, or proprietary and confidential information and intellectual property between the Company or any ERISA Affiliate and any Employee, including any under which the Company or any ERISA Affiliate has or may have any Liability, whether written or unwritten.

“Environmental Law” means any code, ordinance, Order, rule, regulation or Law, including common law, relating to pollution, protection of the environment, the protection of human health and safety, or concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person under common control with the Company or that, together with the Company, could be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Estimated Pre-Closing Taxes” means the amount of unpaid Pre-Closing Taxes incurred or expected to be incurred by or assessed or imposed on the Company with respect to any Pre-Closing Tax Period as determined in accordance with Section 1.10.

“Estimated Purchase Price Adjustment” has the meaning set forth in Section 1.10(a).

“Excluded Stockholders” means Claude Mann, The Alfred E. Mann Living Trust and the Nevada Community Foundation.

“Expiration Date” has the meaning set forth in Section 5.1.

“Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” means any U.S. or applicable non-U.S. Law, regulation, or Order governing (a) imports, exports, reexports, or transfers of products, services, software, or technologies from or to any jurisdiction, including from and to the United States; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than, with respect to applicable U.S. Laws, a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts. For clarity, Export and Import Control Laws include the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974.

“FDA” means the U.S. Food and Drug Administration.

“Financial Advisor Opinion” has the meaning set forth in Section 2.31.

“Financials” has the meaning set forth in Section 2.7(a).

“First PPP Loan” means the loan with a principal amount of $3,207,000 made to the Company by the PPP Lender pursuant to the Paycheck Protection Program under Section 1102, et seq., of the CARES Act and all interest, fees, and any other amounts owing with respect to such loan.

“Fraud” means actual and intentional fraud with respect to the making of the representations and warranties contained in this Agreement or any Related Agreement made with the express intent to induce the other Person to rely thereon.

“Fully Diluted Shares” means (i) the outstanding shares of Company Capital Stock, (ii) minus any shares of Company Capital Stock held by the Excluded Stockholders, (iii) plus the Vested Option Shares.

“Fundamental Representations” has the meaning set forth in Section 5.1.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Good Manufacturing Practices” means with respect to the Company, the standards for the manufacture, processing, packaging, testing, transportation, handling and holding of Company Products, as set forth in applicable Law.

“Government Contract” means (a) any Contract bid on, solicited, or entered into by or on behalf of the Company with a Governmental Entity, or (b) any Contract or subcontract bid on, solicited, or entered into by or on behalf of the Company, which, by its terms, relates to a Contract to which a Governmental Entity is a party.

“Government Grant” has the meaning set forth in Section 2.14(l).

“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, taxing authority, agency or instrumentality, political party, royal family, any government-owned or controlled enterprise, organization, or body, and any Court, tribunal or judicial body, in each case whether supranational, federal, state, county, provincial, and whether local or foreign.

“Governmental Healthcare Programs” means any and all “federal healthcare programs” as defined by 42 U.S.C. § 1320a–7b(f), including Medicare, Medicaid, TRICARE, Department of Veterans Affairs health network, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, Social Services Block Grant and any other, similar or successor federal, state or local healthcare payment programs with or, sponsored in whole or in part by, any Governmental Entity.

“Governmental Official” means any person elected to a position in, appointed to a position with, candidate for, or otherwise employed by any transnational, domestic or foreign, federal, state or local Governmental Entity, department, Court, agency or official, including any political subdivision thereof (including public universities and hospitals).

“Governmental Program Agreement” has the meaning set forth in Section 2.26(r).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, for which liability or standards of conduct may be imposed or that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Laws” means all Laws related to the provision, administration, management or payment for healthcare or healthcare-related products, services or professionals, to the extent applicable to the Company and the business of the Company and the Company Subsidiaries, including all applicable Laws, as amended from time to time relating to: (a) Governmental Healthcare Programs and Payors; (b) the coding, coverage, reimbursement, billing, administration or submission of claims, benefits or refunds to patients and third party Payors, including employer-sponsored, private and commercial Payors and Governmental Healthcare Programs; (c) Laws related to patient cost-sharing (copays, deductibles, and coinsurance) and balance billing; (d) fraud and abuse, bribes, rebates, kickbacks, referrals, corporate practice of medicine, false claims, fee splitting and patient brokering, including the following Laws and all rules and regulations promulgated pursuant thereto, each as amended: the False Claims Act (31 U.S.C. §§3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the federal Anti-kickback Statute (42 U.S.C. §1320a-7b(b)), the federal Stark Law (42 U.S.C. §1395nn), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), statutes governing all Governmental Healthcare Programs and related state or local statutes, the Program Fraud Civil Penalties Act (31 U.S.C. §3801 et seq.), the Federal Healthcare Fraud law (18 U.S.C. §1347) and all applicable Laws analogous to the foregoing in states and all other jurisdictions in which the Company operates; (e) medical records and patient privacy and security Laws, including HIPAA; (f) professional licensing, conflicts of interest, professional responsibility and standards of care; and (g) any other Law of general applicability to healthcare or governing or regulating the management of healthcare providers, each as amended from time to time.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.

“HL” has the meaning set forth in Section 7.7(a).

“Houlihan Lokey” has the meaning set forth in Section 2.20.

“Implantable Product Revenue” means the total invoiced sales price from the sale by Parent, the Surviving Corporation and any of their respective Affiliates of the StimRouter Neuromodulation System or the TalisMann Pulse Generator and Receiver System or products that utilize or derive, in whole or in part, from the Company’s Intellectual Property Rights existing as of the Closing Date, but excluding Trial Leads or any comparable items (collectively, including any Competitive Product acquired by the Company during the Milestone 2 Payment Period or the Milestone 3 Payment Period, “Implantable Products”), in each case, less (to the extent included in, or deducted from, revenue) (i) sales taxes or other similar taxes, if any, (ii) shipping and insurance charges, if applicable, (iii) actual allowances, rebates, credits, or refunds for a returned or defective Implantable Product, (iv) trade discounts and quantity discounts, retroactive price reductions, or other allowances actually allowed or granted from the billed amount and taken, (v) rebates, credits, and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, and (vi) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Implantable Products into or out of any country that is the responsibility of the Company. Implantable Products will be considered sold when the sale is recognized in accordance with GAAP, consistently applied. Implantable Product Revenue shall also include and mean any upfront license payment or royalties payable in connection with the grant of any license to a third party for Implantable Products. “Competitive Product” will mean an implantable device with similar indications for use and similar therapeutic applications as the StimRouter Neuromodulation System or the TalisMann Pulse Generator and Receiver System.

Notwithstanding the foregoing, Implantable Product Revenue shall not include, and shall be deemed zero with respect to, (1) the distribution of reasonable quantities of promotional samples of Implantable Products for which no payment or reimbursement is received and (2) Implantable Products provided for clinical trials or research purposes, or charitable or compassionate use purposes for which no payment or reimbursement is received. In the event that a unit of Implantable Product is sold in combination with or is bundled with another good as a Combined Product, then Implantable Product Revenues on such Combined Product will be adjusted by multiplying the actual Implantable Product Revenues by the fraction A/(A+B), where A is the invoice price of the Implantable Product if sold separately, and B is the invoice price of the other product if sold separately. If the other product is not sold separately, then the Implantable Product Revenues for such Combined Product shall be adjusted by multiplying the actual Implantable Product Revenues by the fraction A/C, where A is the invoice price of the Implantable Product if sold separately, and C is the invoice price of the Combined Product. If neither of the foregoing applies, then the parties shall agree upon the appropriate adjustment to Implantable Product Revenues of the Combined Product in good faith. “Combined Product” will mean an Implantable Product sold in combination with or bundled with a product that is not an Implantable Product for a single price.

All components of Implantable Product Revenues shall be determined from the books and records of the Company in accordance with GAAP.

“Implantables Business” means the business of the Company constituting the development and commercialization of the Implantables Products.

“Inbound Licenses” has the meaning set forth in Section 2.14(d).

“Indebtedness” of any Person means the following obligations (whether or not then due and payable), to the extent they are obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person: (a) all indebtedness for borrowed money owed to third parties, including the Second PPP Loan, other than intercompany indebtedness between the Company and one or more Company Subsidiary; (b) all obligations for the deferred purchase price of property or services (including any potential future earnout, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded but excluding any non-finance or real property lease; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any unpaid deferred compensation (excluding any accrued payroll for the current payroll or any paid time off accruals), (h) the unpaid amounts due to Ben Gurion University affiliates pursuant to a Settlement Agreement dated November 20, 2019; (i) interest payable with respect to Indebtedness referred to in clause (a) through (h), and (j) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (h) were prepaid, extinguished, unwound and settled in full as of such specified date. For the avoidance of doubt, Indebtedness shall exclude (i) any trade payables or other liabilities incurred in the ordinary course of business, (ii) the amount of the First PPP Loan and (iii) the amounts of any reduced rent that is required to be reimbursed to the landlord.

“Indemnifiable Matters” has the meaning set forth in Section 5.2(a).

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 5.2(a).

“Insurance Policies” has the meaning set forth in Section 2.22.

“Intellectual Property” means any Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all rights (including statutory and common law rights) in, to, or arising out of Technology (whether recorded or not and regardless of form or method of recording), which may exist or be created under the laws of any jurisdiction in the world, including all such rights of the following types: (a) rights associated with works of authorship, including copyrights, rights of attribution and integrity and other moral rights; (b) rights in or arising out of logos, trademark, trade dress, business name, domain name and trade name rights and similar rights; (c) rights associated with confidential information, including trade secret rights; (d) patent and industrial design property rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (e) domain names, web addresses and uniform resource locators; and (f) rights in or relating to applications, registrations, renewals, extensions, partial extensions, continuations, continuations-in-part, combinations, divisions, re-examinations, substitutes and reissues of, and right to apply for applications or the applications for, as well as right to claim priority to, any of the rights referred to in clauses (a) through (e) above.

“Interested Party” has the meaning set forth in Section 2.16.

“International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States.

“IP Contracts” has the meaning set forth in Section 2.14(f).

“IRB Approval” has the meaning set forth in Section 2.26(a).

“IRS” means the United States Internal Revenue Service.

“Israeli Employee” has the meaning set forth in Section 2.21(j).

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment and systems, and all data stored therein or processed thereby, and all associated documentation.

“ITA” means the Israel Tax Authority.

“Knowledge” means, with respect to any matter in question, the actual knowledge of such matter of Todd Cushman, Phil Ranker, Keith McBride and Rusty Page, after due inquiry.

“Labor Entity” has the meaning set forth in Section 2.15(a)(iii).

“Law” means any federal, state, local, non-U.S. or other law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, edict, decree, rule, Order, requirement, regulation, guidance, executive order or other similar authority issued, enacted, adopted, promulgated, implemented, applied or otherwise put into legal effect by or under the authority of any Governmental Entity, each as amended and now in effect.

“Leased Real Property” has the meaning set forth in Section 2.13(b).

“Leases” has the meaning set forth in Section 2.13(c).

“Letter of Transmittal” has the meaning set forth in Section 1.9.

“Liabilities” means all Indebtedness, liabilities, obligations and Taxes, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Action or Order and those arising under any Contract, excluding in all cases the performance obligations thereunder.

“Lien” means any lien, pledge, charge, claim, mortgage, restriction on transfer, security interest or other encumbrance of any sort.

“Lindon Law” has the meaning set forth in Section 7.7(a).

“Loss” or “Losses” has the meaning set forth in Section 5.2(a).

“Lower Working Capital Collar” mean $3,500,000.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.

“Mann Group” has the meaning set forth in the Preamble.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, packaging, releasing, labeling, shipping and holding of any Company Product, including commercial manufacture, quality assurance and quality control.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 2.15(b).

“Material Customer” has the meaning set forth in Section 2.29.

“Material Supplier” has the meaning set forth in Section 2.29.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42. U.S.C. § 1396 et seq., and any statutes succeeding thereto, and all Laws, including all applicable state statutes and plans for medical assistance enacted in connection with such program, and all Laws promulgated by Governmental Entities in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medical Device Laws” means all applicable requirements of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., all applicable regulations promulgated by the FDA related to medical devices including those relating to nonclinical research, clinical research, good clinical practices, good laboratory practices, investigational use, premarket notification, premarket clearance or approval, establishment registration, device listing, clinical trial registration and reporting, Quality System Regulation, record keeping, labeling, promotion, advertising, informed consent, device importation and exportation, adverse event reporting, recalls and reporting of corrections and removals, as applicable, and all similar applicable Laws promulgated by other Governmental Entities outside the United States.

“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42. U.S.C. § 1395 et seq., and any statutes succeeding thereto, and all Laws pertaining to such program, including all applicable provisions of all Laws of all Governmental Entities promulgated in connected with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Merger” has the meaning set forth in Recitals.

“Merger Consideration” means the Closing Purchase Price, plus the Milestone Payments.

“Merger Sub” has the meaning set forth in the Preamble

“Milestone” has the meaning set forth in Section 1.11(a).

“Milestone 1” has the meaning set forth in Section 1.11(a).

“Milestone 1 Payment” has the meaning set forth in Section 1.11(a).

“Milestone 1 Payment Period” has the meaning set forth in Section 1.11(a).

“Milestone 2” has the meaning set forth in Section 1.11(a).

“Milestone 2 Payment” has the meaning set forth in Section 1.11(a).

“Milestone 2 Payment Period” has the meaning set forth in Section 1.11(a).

“Milestone 3” has the meaning set forth in Section 1.11(a).

“Milestone 3 Payment” has the meaning set forth in Section 1.11(a).

“Milestone 3 Payment Period” has the meaning set forth in Section 1.11(a).

“Milestone 4” has the meaning set forth in Section 1.11(a).

“Milestone 4 Payment” has the meaning set forth in Section 1.11(a).

“Milestone Payment” has the meaning set forth in Section 1.11(a).

“Milestone Payment Period” has the meaning set forth in Section 1.11(a).

“Milestone Statement” has the meaning set forth in Section 1.11(b).

“Misuse” has the meaning set forth in Section 2.26(o).

“Nondisclosure Agreement” has the meaning set forth in Section 7.3.

“Objection Notice” has the meaning set forth in Section 5.5(b).

“Objection Period” has the meaning set forth in Section 5.5(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing. “Open Source License” includes any version of any of the following licenses: Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License (including any variants or derivatives of the aforementioned licenses).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction or other similar determination or finding issued, granted or made by any Governmental Entity.

“Ordinary Course Contracts” has the meaning set forth in Section 2.11(h).

“Outbound License” has the meaning set forth in Section 2.14(f).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition” has the meaning set forth in Section 1.11(h).

“Paying Agent” means Acquiom Financial LLC, or its successor.

“Paying Agent Agreement” means the Payment Administration Agreement between Paying Agent, Parent, the Mann Group and the Stockholder Representative, in a customary form and reasonably acceptable to the parties thereto.

“Payor” means any commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, or other third-party payor programs in which the Company or any Company Subsidiary is enrolled or participates or from which it receives reimbursement for healthcare items or services. For the avoidance of doubt, “Payor” as used herein does not include Governmental Healthcare Programs.

“Payor Agreement” has the meaning set forth in Section 2.26(s).

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that provides a guaranteed or minimum rate guarantee that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company or the Company Subsidiaries could draw upon at a specific age, or retirement or following separation from service.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Information” means any information that identifies, relates to, describes, could reasonably be used to identify or could reasonably be linked with an individual, browser, device or household, and any other personal information that is subject to any applicable Laws or the Company’s or any Company Subsidiary’s privacy policies, including an individual’s first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, Protected Health Information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Post-Closing Statement” has the meaning set forth in Section 1.10(b).

“Post-Closing Tax Period” means any taxable period beginning following, and excluding, the Closing Date.

“PPP Lender” means Pacific Western Bank (in its capacity as lender under the PPP Loans).

“PPP Loans” means the First PPP Loan and the Second PPP Loan.

“Pre-Closing Income Taxes” means any Pre-Closing Taxes based solely upon or measured by gross receipts, income, profits, and franchise (including withholdings on such amounts) relating or attributable to any Pre-Closing Tax Period

“Pre-Closing Return” has the meaning set forth in Section 4.3(a)(i).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes of the Company (i) relating or attributable to any Pre-Closing Tax Period (determined as if the Company used the accrual method of Tax accounting throughout such period and treating (A) any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized or paid or accrued for income Tax purposes, and (B) any Third Party Expenses of the Company that are deductible in such period but only to the extent that such deduction actually reduces the Taxes of the Company), including Taxes that are not yet due and payable; or (ii) arising as a result of the Transactions or any ancillary Contract, including any Transaction Payroll Taxes (or similar Taxes imposed with respect to any severance payment), state Law or otherwise, (b) any liability of the Company for the Taxes of any other Person (other than the Company), including any Company Subsidiary, (i) as a result of the Company being or having been on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement); (ii) as a transferee or successor, by Contract or otherwise as a result of any transaction occurring or relationship in existence on or prior to the Closing Date; or (iii) as a result of an express or implied obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, and (d) any liability for withholding Taxes in connection with any payment made pursuant to this Agreement to the extent that such payment is not reduced by the amount required (or subsequently determined by a Governmental

Entity to be required) to be withheld under applicable Law, but without duplication of any indemnity payments pursuant to Section 4.3), in each case relating or attributable to a Pre-Closing Tax Period. For purposes of this definition, Taxes (other than Transfer Taxes) payable with respect to a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes, as if the Tax period ended as of the close of business on the Closing Date.

“Privacy and Security Policies” has the meaning set forth in Section 2.14(o).

“Process” or “Processing” means the collection, access, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Health Information” means protected health information as that term is defined at 45 C.F.R. § 160.103 for purposes of HIPAA.

“PTO” has the meaning set forth in the definition of Registered Intellectual Property.

“Purchase Price Adjustment” means, without duplication, the sum of (a) the Closing Cash, plus (b) the Working Capital Adjustment, minus (c) the Estimated Pre-Closing Taxes.

“Qualified Withholding Certificate” has the meaning set forth in Section 1.13(b).

“Quality System Regulation” means design control, Good Manufacturing Practices, and quality system management requirements governing the standards and methods to be used in, and the facilities or controls to be used for, the design, manufacture, processing, packaging, testing or holding of medical devices to assure their quality, safety, performance, and efficacy, including the FDA Quality System Regulation at 21 C.F.R. Part 820, international standards for quality management systems as adopted by the International Organization for Standardization such as ISO 13485:2016, and similar requirements of any Governmental Entity, as applicable.

“R&W Insurance Policy” has the meaning set forth in Section 4.6.

“Recall” has the meaning set forth in Section 2.26(i).

“Registered Intellectual Property” means Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or other public or quasi-public legal authority, including the United States Patent and Trademark Office (“PTO”), the United States Copyright Office (the “Copyright Office”), and equivalent authorities in other jurisdictions, and applicable domain name registrars, or are the subject of an application with any such authority.

“Related Agreements” means the Nondisclosure Agreement, the Certificate of Merger and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.

“Related Party Debt” means the Indebtedness represented by (a) the Amended and Restated Secured Promissory Note by and between the Mann Group and the Company dated as of January 1, 2018, (b) the Secured Promissory Note by and between the Mann Group and the Company dated as of October 30, 2020, (c) the Secured Promissory Note by and between the Mann Group and the Company dated

December 4, 2020, (d) the Secured Promissory Note by and between the Mann Group and the Company dated November 6, 2020, (e) the Amended and Restated Promissory Note by and between the Company and Alfred Mann Administrative Trust dated January 1, 2018, which has been assigned to the Mann Group, and (f) any other instrument evidencing Indebtedness of the Company to the Mann Group, which as of February 28, 2021, was in an amount equal to $275,242,616 comprised of principal and accrued but unpaid interest; it being understood that the Loan Management Account Agreement by and between the Company and Bank of America, N.A., entered into as of April 22, 2013, guaranteed by the Mann Group shall be deemed to be Company Debt and not Related Party Debt.

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, stockholders, Affiliates, representatives or agents, including its financial, legal or accounting advisors.

“Requisite Stockholder Vote” has the meaning set forth in the Recitals.

“Resolution Period” has the meaning set forth in Section 1.10(d).

“Review Period” has the meaning set forth in Section 1.10(c).

“Revised LOI” means the Letter Agreement, dated December 24, 2020, between Bioventus and Bioness Inc.

“Sale of the Implantables Business” has the meaning set forth in Section 1.11(h).

“Sanctions Program” has the meaning set forth in Section 2.27(a).

“Second PPP Loan” means the loan with a principal amount of $2,000,000 made to the Company by PPP Lender pursuant to the Paycheck Protection Program Second Draw Loans under Section 311, et seq., of the Economic Aid Act and all interest, fees, and any other amounts owing with respect to such loan.

“Section 409A” means Section 409A(d)(1) of the Code (or any state law equivalent) and the regulations and guidance thereunder.

“Security Incident” means any unauthorized access, acquisition, interruption, alteration, modification, loss, theft, corruption or other unauthorized Processing or Misuse of Personal Information or IT Assets.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Spreadsheet” has the meaning set forth in Section 1.14(a)(v).

“Spreadsheet Certificate” has the meaning set forth in Section 1.14(a)(v).

“StimRouter Neuromodulation System” means the product referred to internally by the Company as the StimRouter Neuromodulation System, which has received clearance by the FDA (K200482) under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et. seq.).

“Stock Plans” means the Bioness, Inc. 2005 Stock Plan and the amended and restated 2017 Stock Option Plan.

“Stockholder” means any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Stockholder Consents” has the meaning set forth in the Recitals.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“TalisMann Pulse Generator and Receiver System” means the product referred to internally by the Company as the TalisMann Pulse Generator and Receiver System, as such product was described to the FDA in the 510(k) Premarket Notification K203829 when it was submitted on December 28, 2020.

“Tax” (or collectively “Taxes”) means (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, unclaimed property, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance) together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being or have been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of being a transferee of or successor of any Person, or otherwise by operation of law, by Contract or otherwise as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Contest” has the meaning set forth in Section 4.3(b).

“Tax Declaration” has the meaning set forth in Section 1.13(b).

“Tax Incentive” has the meaning set forth in Section 2.11(l).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Technology” means any or all of the following: (a) published and unpublished works of authorship, whether embodied in Software, firmware or otherwise, website and mobile content, architecture, documentation, technical specifications, designs, files, records, and data; (b) inventions (whether or not patentable), discoveries, and improvements; (c) proprietary and confidential information, trade secrets, and know-how, including specifications, designs, roadmaps and marketing strategies; (d) data, databases, and data compilations and collections; (e) logos, trade names, trade dress, trademarks and service marks; (f) web sites and mobile applications; (g) tools, methods, and processes; (h) devices, prototypes, schematics and any hardware; and (i) any and all instantiations of the foregoing in any form and embodied in any media.

“Third Party Claim” has the meaning set forth in Section 5.5(e).

“Third Party Expense Adjustment” means the amount of unpaid Third Party Expenses incurred or expected to be incurred by or on behalf of the Company on or prior to the Closing Date.

“Third Party Expenses” means all unpaid third party fees, costs and expenses incurred by or on behalf of the Company, and for which the Company is liable as of the Closing, that are payable in connection with this Agreement and the Transactions along with any other sale process conducted by the Company and Houlihan Lokey, including (a) all legal, accounting, financial advisory, banking, consulting and virtual data room provider fees and all other fees and expenses of third parties incurred by a party, including its board of directors or Stockholder to the extent that the Company or any Company Subsidiary is liable as of the Closing for such fees, (b) any single trigger bonus, severance, change-in-control payments or similar payment obligations of the Company that become due or payable in connection with the consummation of the Transactions, (c) any expenses to be paid pursuant to Section 4.4 and (d) any fees and expenses to be paid to the Paying Agent. Notwithstanding the foregoing, for the avoidance of doubt, any severance obligation to any employee of the Company or a Company Subsidiary or the termination of any group severance plan or policy of the Company or any of its Subsidiaries which arises as a result of a termination of such employee by Parent or a decision by Parent not to continue such employee in the employment of the Company or the Company Subsidiary shall be the responsibility of Parent and shall not be deemed to be a Third Party Expense. For the avoidance of doubt, the Contingent Bonus Pool is a Third Party Expense but will not be paid at Closing and instead will be paid in accordance with Section 1.11(c).

“Transaction Payroll Taxes” means the employer portion of any employment or payroll Taxes arising in connection with any payment made at or in connection with the Closing pursuant to, or arising as a result of, this Agreement or the Transactions.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 4.3(a)(iii).

“Treasury Regulations” means final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury, and any successor regulations.

“Trial Lead” means the product referred to internally by the Company and the Company Subsidiaries as StimTrial or the trial lead.

“Upper Working Capital Collar” mean $4,500,000.

“Vested Option Shares” means the shares of Company Capital Stock issuable pursuant each option issued by the Company that is outstanding, vested and not expired immediately prior to the Effective Time, on a treasury basis (net exercise) and the exercise price is less than $0.20.

“WARN” has the meaning set forth in Section 2.21(k).

“Warrants” means any warrants to purchase Company Capital Stock.

“Working Capital Adjustment” means the amount, if any, by which the Working Capital Amount is greater than the Upper Working Capital Collar or less than the Lower Working Capital Collar. For the avoidance of doubt, the Working Capital Adjustment may be a positive or negative number,

“Working Capital Amount” means the Current Assets minus the Current Liabilities, as of immediately prior to the Effective Time. The calculation of the Working Capital Amount, along with the associated calculation of Current Assets and Current Liabilities, will be determined in accordance with the definitions in this Agreement and the sample calculation as of February 28, 2021, attached to the Agreement as Annex B.